SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CENTERSTATE BANK CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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March 14, 2019

TO THE SHAREHOLDERS OF

CENTERSTATE BANK CORPORATION

You are cordially invited to attend the Annual Meeting of Shareholders of CenterState Bank Corporation which will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 25, 2019 beginning at 10:00 a.m.

The accompanying notice of meeting and proxy statement more fully describe the business to be transacted at the Annual Meeting. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote your proxy by telephone or over the Internet or, if you received paper copies of the proxy materials by mail, you may also vote by mail by following the instructions on the proxy card. Voting by telephone, over the Internet or by written proxy will assure your representation at the Annual Meeting regardless whether you attend in person.

Thank you for your support during the past year.

Sincerely,

/s/ Ernest S. Pinner	/s/ John C. Corbett
Ernest S. Pinner	John C. Corbett
Executive Chairman	President and Chief Executive Officer

CENTERSTATE BANK CORPORATION

1101 FIRST STREET SOUTH

WINTER HAVEN, FL 33880

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 25, 2019

Notice is hereby given that the Annual Meeting of Shareholders of CenterState Bank Corporation (“Company”) will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 25, 2019 beginning at 10:00 a.m. (“Annual Meeting”) for the following purposes:

1.	Elect Directors. To elect directors to serve for a one-year term until the Annual Meeting of Shareholders in 2020 and until their respective successors are elected and qualified;

2.	Advisory Vote to Approve Executive Compensation. To vote on an advisory resolution on the compensation of our named executive officers;

3.	Ratify Appointment of Independent Auditors. To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

4.	Other Business. To transact such other or further business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 28, 2019 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. All shareholders, whether or not they expect to attend the Annual Meeting in person, are requested to vote by internet or telephone, or by requesting a paper proxy card and completing, signing and returning it by mail. If you attend the Annual Meeting, you may vote in person if you wish, even if you have previously voted, by revoking your proxy vote at any time prior to its exercise.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting: This Proxy Statement and the Company’s Annual Report on Form 10-K are also available at www.proxyvote.com. Our Proxy Statement is attached to this Notice of Annual Meeting of Shareholders. The financial and other information concerning CenterState is contained in our Annual Report on Form 10-K for the year ended December 31, 2018. On or about March 14, 2019, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of February 28, 2019 and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. For those who previously requested printed proxy materials or electronic materials on an ongoing basis, you will receive those materials as you requested.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ernest S. Pinner
Ernest S. Pinner
March 14, 2019	Executive Chairman

YOUR VOTE IS IMPORTANT. PLEASE VOTE PROMPTLY BY TELEPHONE, THE INTERNET OR BY SIGNING THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Please vote as promptly as possible by signing, dating and returning the Proxy Card.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF

CENTERSTATE BANK CORPORATION

TO BE HELD ON

APRIL 25, 2019

MEETING INFORMATION

This Proxy Statement is being furnished to the shareholders of CenterState Bank Corporation (“we,” “our,” “us,” “Company,” or “CenterState,”) in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders. This Proxy Statement is dated March 14, 2019, and it and the accompanying notice and form of proxy are first being mailed to our shareholders on or about March 14, 2019.

When is the Annual Meeting of Shareholders?

The Annual Meeting of Shareholders (“Annual Meeting”) is being held on April 25, 2019, at 10:00 a.m.

Where will the Annual Meeting be held?

The Annual Meeting will be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881

What matters will be voted on at the Annual Meeting?

The following proposals will be considered at the meeting:

1.	Election of directors: To elect directors to serve for a one-year term until the 2019 annual meeting of shareholders;

2.	Advisory Vote to Approve Executive Compensation: To vote on an advisory resolution on the compensation of the Company’s named executive officers;

3.	Ratification of Appointment of Accountants: To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019; and

4.	Other Business: To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

The Board of Directors currently is not aware of any other business to be considered at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the Board.

Who can vote at the Annual Meeting?

You can vote at the Annual Meeting if you are a holder of shares of Company Common Stock, par value $0.01 per share (“Common Stock”) at the close of business on February 28, 2019 (“Record Date”). As of the Record Date, 95,850,741 shares of Common Stock were issued and outstanding and entitled to vote at the Annual Meeting. We have approximately 2,143 registered shareholders of record, as reported by our transfer agent, Continental Stock Transfer & Trust Company, as of the Record Date.

How many votes can I cast?

You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting.

How do I vote?

If you own shares of Common Stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares of Common Stock. An owner of record has four voting options:

Internet. You can vote over the Internet by accessing the website shown on your proxy card and following the instructions on the website. Internet voting is available 24 hours a day. Have your proxy card in hand when you access the web site and follow the instructions to vote.

Telephone. You can vote by telephone by calling the toll-free number shown on your proxy card. Telephone voting is available 24 hours a day.

Mail. You can vote by mail by completing, signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this document.

In Person. You may attend the Annual Meeting and cast your vote in person. The Board recommends you vote by proxy even if you plan to attend the Annual Meeting.

If you hold your shares of Common Stock in “street name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker or bank. You may not vote shares held in “street name” by returning a proxy card directly to the Company or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Further, brokers, banks or other nominees who hold shares of Common Stock on behalf of their customers may not give a proxy to the Company to vote those shares with respect to any of the proposals, other than the proposal to ratify the appointment of the Company’s independent registered public accounting firm, without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters.

Directing the voting of your shares of Common Stock will not affect your right to vote in person if you decide to attend the Annual Meeting.

If the appropriate enclosed form of proxy is properly executed and returned to the Company in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked on the proxy. Executed but unmarked proxies will be voted “FOR” the director nominees proposed by the Board who are presented in this Proxy Statement; “FOR” the advisory proposal on the compensation of the Company’s named executive officers; and “FOR” the ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for year ending December 31, 2019. Only shares affirmatively voted for the approval of the proposals to be considered at the Annual Meeting or properly executed proxies that do not contain voting instructions will be counted as favorable votes for the proposals.

How do I change or revoke my proxy?

You may revoke your proxy at any time after you give it, and before it is voted, in one of the following ways:

•	by notifying the Company’s Secretary that you are revoking your proxy by written notice that bears a date later than the date of the proxy and that the Company receives prior to the Annual Meeting;

•	by signing another proxy card bearing a later date and mailing it so that the Company receives it prior to the Annual Meeting;

•	by voting again using the telephone or Internet voting procedures; or

•	by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting alone will not, by itself, revoke a proxy.

The address to send any revocation communications is CenterState Bank Corporation, 1101 First Street South, Winter Haven, FL 33880, Attention: Beth S. DeSimone, Secretary.

If your broker, bank or other nominee holds your shares in “street name,” you will need to contact your broker, bank or other nominee to revoke your voting instructions.

How many votes are required to approve each of the proposals?

The director nominees will be elected by a majority of the votes cast for each nominee, which means that the director will be elected if the number of votes cast in favor of each nominee exceeds the number of votes cast against the nominee. In the event of a contested election, the required vote for director nominees would revert to a plurality of the votes presented in person or by proxy. The majority voting standard sets forth procedures to be followed by the board in the event a director is not elected, including an offer by the director not elected to tender his or her resignation to the Board, and the Nominating Committee recommending to the board whether to accept the resignation or take other action. Board action on the recommendation is required within 90 days from the date of the certification of the election results, with a public disclosure of the reasons for such action. In the event any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select, or the size of the Board will be reduced.

The advisory proposal on the compensation of the Company’s executive officers, and the ratification of the selection of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 will be approved if the number of votes cast in favor of each proposal exceeds the number of votes cast against the proposal.

How are abstentions and broker non-votes counted?

In the case of proposals 1, 2, 3 and 4, abstentions and broker non-votes, as well as the failure to return a signed proxy card assuming a quorum is present, are not treated as votes cast on any proposal; therefore, they will not affect the outcome of any proposal voted on at the Annual Meeting.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner for the shares. Under Nasdaq rules, your broker or bank does not have discretionary authority to vote your shares of Common Stock on any of the proposals other than the ratification of the independent registered public accounting firm proposal. To avoid a broker non-vote, you must provide voting instructions to your broker, bank or other nominee by following the instructions provided to you.

What constitutes a “quorum” for the Annual Meeting?

A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock. Abstentions and broker nonvotes will be counted as present and entitled to vote for purposes of determining a quorum.

Who pays for the Annual Meeting and the solicitation of proxies?

The Company will pay the costs of the Annual Meeting and the solicitation of proxies. Solicitation of proxies may be made in person or by mail or telephone by directors, officers and regular employees of the Company without receiving additional compensation. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such person, and the Company will reimburse such forwarding expenses.

How do I access the Company’s proxy materials?

We use the Notice and Access rule adopted by the Securities and Exchange Commission (the “SEC”) to provide access to our proxy materials to certain shareholders over the Internet instead of mailing a printed copy of the proxy materials to each shareholder. As a result, on or about March 14, 2019, we are mailing to most shareholders only a Notice of Internet Availability of Proxy Materials (the “Notice”) that tells them how to access and review the information contained in the proxy materials over the Internet and how to vote their proxies by telephone or over the Internet. If you received only this Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request the materials by following the instructions for requesting printed copies included in the Notice.

When are proposals for the 2019 Annual Meeting due?

Any proposal that a shareholder may intend to present at the 2020 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company, at its principal executive office, located at 1101 First Street South, Winter Haven, FL 33880, no later than 120 calendar days before the release date of the previous year’s annual meeting proxy statement or November 14, 2019. If the proposal complies with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

The Nominating Committee will consider director candidates recommended by shareholders, provided the recommendation is in writing and delivered to our President and CEO at our principal executive office not later than the close of business on the 120th day prior to the first anniversary of the date on which we first mailed our proxy materials to shareholders for the preceding year’s annual meeting of shareholders or November 14, 2019. The nomination and notification must contain the nominee’s name, address, principal occupation, total number of shares owned, consent to serve as a director, and all information relating to the nominee and the nominating shareholder as would be required to be disclosed in the solicitation of proxies for the election of such nominee as a director pursuant to the Securities and Exchange Commission’s proxy rules. The Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

2018 EXECUTIVE COMPENSATION OVERVIEW

Company Performance during 2018

We successfully grew the Company during 2018 both organically and through acquisitions, while remaining a community bank focused on our customers and our other stakeholders, including our shareholders and the communities in which we do business.

•	Earnings Per Share (“EPS”):

•	EPS adjusted for certain items, including, among other things, merger related expenses (“Adjusted EPS”)[1], increased 46% to $2.06 in 2018 compared to 2017.

•	Tangible Book Value Per Share (“TBVPS”) [1]:

•	TBVPS[1] increased 11.0% from $10.35 at December 31, 2017 to $11.49 at December 31, 2018.

•	Return on Average Tangible Common Equity (“ROTCE”) [1]:

•	ROTCE[1] adjusted for certain items, including, among other things, merger related expenses (“Adjusted ROTCE”) [1], increased from 14.6% in 2017 to 20.5% in 2018.

•	Return on Average Assets (“ROA”):

•	ROA, adjusted for certain items including, among other things, merger related expenses (“Adjusted ROA”) [1], increased from 1.30% in 2017 to 1.67% in 2018.

•	Efficiency Ratio[1]:

•	Our efficiency ratio[1], adjusted for certain items including, among other things, merger related expenses (“Adjusted Efficiency Ratio”), improved from 55.5% in 2017 to 51.4% in 2018.

•	Growth:

•

We completed two acquisitions on January 1, 2018 – Sunshine Bancorp, Inc. and HCBF Holding Company, Inc. – which provided us with approximately $3.4 billion in new assets and $2.5 billion in new deposits, and an additional acquisition on September 1, 2018 – Charter Financial Corporation (“Charter”) – which increased our assets by $1.7 billion and our deposits by $ 1.3 billion.

•

On November 23, 2018, we entered into an agreement to acquire National Commerce Corporation (“NCOM”). The acquisition, when completed, will increase our assets by approximately $4.1 billion and our deposits by approximately $3.3 billion and solidify our presence in larger metropolitan markets, such as Atlanta, Georgia and Jacksonville, Orlando and Tampa, Florida while increasing our footprint to important markets in Alabama. Upon completion of that merger, which is subject to customary closing conditions, our total assets will exceed $16 billion and make us a Southeastern regional community banking organization and one of the largest community bank based in Florida in terms of assets, market capitalization, deposit market share and branch footprint.

[1]	See “Explanation of Certain Unaudited Non-GAAP Financial Measures” starting on page 49 for a reconciliation of GAAP to Non-GAAP measures.

•

In connection with and contingent on the closing of our proposed merger with NCOM, we are expanding our executive management team so we can continue to appropriately manage a regional community banking organization, with Richard Murray, IV, the current Chief Executive Officer of NCOM, becoming Chief Executive Officer of the Company’s subsidiary bank, William E. Matthews, V, the current President and CFO of NCOM becoming Chief Financial Officer of CenterState and its subsidiary bank, and Jennifer L. Idell (CenterState’s current Chief Financial Officer) becoming the Chief Administrative Officer of the combined entity, with responsibilities for operations, information technology, human resources, training and corporate real estate. John C. Corbett will continue as President and Chief Executive Officer of CenterState and Stephen D. Young will continue as Chief Operating Officer. Daniel Bockhorst and Beth DeSimone will continue in their roles in the combined company as Chief Credit Officer and Chief Risk Officer, respectively, and Ernest Pinner remains our Executive Chairman.

Corporate Governance Highlights

•	Board Committees

•

In 2018, we added a standing Culture Committee, tapping the expertise and leadership experience of David Salyers and Jody Dreyer, who have held leadership positions with Chick-fil-A, Inc. and The Walt Disney Company, both known for their customer service and employee satisfaction. This committee has provided guidance and oversight over the Company’s efforts to develop a culture focused on enhancing customer and employee experience, as well as engagement with all stakeholders, and in identifying and mentoring diverse leaders throughout the organization, including the board of directors.

•	Board Members

•

In connection with and contingent on the closing of our proposed merger with NCOM, we have agreed to appoint three additional directors to the board of the Company and CenterState Bank, N.A. (the “Bank”) –

•	John H. Holcomb, III, the current Vice Chair of the NCOM board,

•	Richard Murray, IV, the current Chair and CEO of NCOM, and

•	G. Ruffner Page, Jr., the President of McWane, Inc, a leading manufacturer of pipes, valves, fire hydrants and fittings for the water industry, and the current lead independent board member of NCOM.

•

We also agreed to add one additional director to the Bank board of directors – Mark L. Drew – the Executive Vice President and General Counsel of Protective Life Corporation, a subsidiary of The Dai-ichi Life Insurance Company, Limited, and an experienced financial and business executive.

•	Other notable features of our corporate governance include:

•	An active independent Board, with twelve independent directors, an Executive Chairman separate from the President and Chief Executive Officer, and a separate lead independent director.

•	Standing Audit, Risk, Compensation and Nominating Committees, consisting of all independent directors.

•	All directors being nominated and elected annually.

•

A majority voting standard for director nominees in uncontested elections, which requires election of each director by an affirmative vote of the majority of votes cast. In the event of a contested election, the required vote for director nominees would revert to a plurality of the votes represented in person or by proxy. The majority voting standard sets forth procedures to be followed by the Board in the event a director is not elected.

•

Use of an independent compensation consultant, McLagan, an AON Hewitt company, to assist the Board and the Compensation Committee on the appropriate compensation structure for our executives, Board and employees.

•

Stock ownership guidelines of 4x base salary for John Corbett and Ernie Pinner, our CEO and Executive Chairman, respectively, and 2x base salary for the remainder of our named executive officers or NEOs to align their interest to those of our shareholders.

•	Restrictions on pledging and prohibitions on hedging of our common stock by directors and executive management to reduce conflicts of interest.

Compensation Highlights

Our executive compensation is based on aligning our executives with the interests of our shareholders, while maintaining appropriate risk controls. Features of the program include:

•

Cash base salary and potential bonus opportunity payable 100% in cash, based on objective performance metrics tied to (i) ROA measurements adjusted for certain items, including merger related expenses, and (ii) certain credit and regulatory gates. These performance measures tie compensation to the financial health of the Company and include a claw-back provision in the event of material inaccuracies in financial statement or performance metrics reporting.

•

Long-term performance incentives based on relative TSR and absolute EPS growth, as well as time-vesting Restricted Stock Units (“RSUs”), each of which supports long-term goals and results over short term gains in part through a mandatory two-year holding period after the awards vest before the awards are settled and common shares are issued to the participant.

•	Oversight by our Compensation Committee, which works with the CEO on compensation and makes the final decisions over executive compensation and incentives.

Investor Engagement

We actively engage with our shareholders to solicit feedback on matters of interest, including our corporate governance and executive compensation programs. During 2018, we participated around the country in 14 different events with multiple investors and engaged in other outreach efforts.

For further information, please see “COMPENSATION DISCUSSION AND ANALYSIS.”

PROPOSAL ONE

ELECTION OF DIRECTORS

General

The Annual Meeting is being held to elect directors to serve a one-year term of office expiring at the next Annual Meeting of Shareholders, and until the director’s successor is duly elected and qualified. Accordingly, the terms of each member of the Board expire at the Annual Meeting. The individuals nominated for election as directors at the Annual Meeting will serve for a one-year term expiring at the Annual Meeting of Shareholders in 2020.

The bylaws of CenterState provide that the number of directors can be increased or decreased at any time by action of the Board of Directors, but no action to decrease the number of directors shall have the effect of shortening the terms of any current director, Currently, the Board has set the number of directors at 16, with the option to increase or decrease the number at any time.

In connection with the merger of NCOM with and into CenterState, CenterState has agreed to take all actions necessary to expand the number of board members by three (from 16 to 19), and appoint three of the directors of NCOM immediately before the effective time of the merger to the board who shall be mutually agreeable to CenterState and NCOM. It is currently anticipated that the identity of these board members will be John H. Holcomb, III, the current Vice Chair of the NCOM board, Richard Murray, IV, the current Chair and CEO of NCOM, and G. Ruffner Page, Jr., the President of McWane, Inc, a leading manufacturer of pipes, valves, fire hydrants and fittings for the water industry, and the current lead independent board member of NCOM. Further information about these individuals are set forth starting on page 12.

All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified in those proxies. If no specification is made, the proxies will be voted for the election of the nominees listed below. As noted above under “Meeting Information,” directors in uncontested elections such as this one are elected by a majority of the votes cast for each nominee, which means that the director will be elected if the number of votes cast in favor of each nominee exceeds the number of votes cast against the nominee.

Directors

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ELECTION OF THE NOMINEES LISTED BELOW.

The table below lists each current director, and the current standing committee membership of each director. Each director serving on one of the Company’s standing committees has been determined to be independent within the rules set forth by Nasdaq. None of the management directors serves as a voting member of the Audit, Risk, Compensation or Nominating Committees.

Board members	Audit Committee	Risk Committee	Compensation Committee	Nominating Committee	Culture Committee
Ernest S. Pinner (Chair)*					Member
Charles W. McPherson (Lead Independent)***	Member	Member		Member
James H. Bingham		Member
Michael J. Brown, Sr.
C. Dennis Carlton				Chair
Michael F. Ciferri		Chair	Member
John C. Corbett*					Member
Jody Jean Dreyer					Member
Griffin A. Greene	Member		Chair
G. Tierso Nunez II**	Chair
Thomas E. Oakley			Member	Member
William K. Pou, Jr.		Member	Member
Daniel R. Richey	Member				Member
David G. Salyers					Chair
Joshua A. Snively			Member
Mark W. Thompson*

*	Management director
**	Audit Committee financial expert
***	Joined Audit Committee in February 2019

The following information sets forth the name and age of each nominee for director, a description of his position and offices with CenterState other than as a director, if any, and a description of his or her principal occupation and business experience during at least the last five years. We also note the specific experience, qualifications, attributes or skills that led to the conclusion that the person should serve as a director of CenterState.

James H. Bingham, (Age: 70); Year first elected a Director: 1999;  Mr. Bingham founded Bingham Realty, Inc. in 1974, which specializes in the brokerage and management of commercial properties. He is also President of Concire Centers, Inc., a commercial real estate development company, and has been actively involved with the acquisition and development of commercial real estate throughout Florida throughout his career. He has been an active member of the International Conference of Shopping Centers for over twenty years. Mr. Bingham was one of the original directors of the Company and also has served as a director of CenterState Bank, N.A., one of the Company’s former subsidiary banks which merged together into a single subsidiary in 2010. Mr. Bingham’s forty plus years of experience in the real estate business, from the perspective of both the borrower and lender, is a valuable resource and insight that is shared with the Board as it sets real estate lending strategy and policy.

Michael J. Brown, Sr., (Age 78); Year first elected a Director: 2018;  Mr. Brown has served as Chairman and Chief Executive Officer of HCBF since inception and of Harbor Community Bank since its acquisition by HCBF (2011 – Jan 2018). Mr. Brown was the former President, Chief Executive Officer and Chairman of the Board of Directors of Harbor Federal Savings and Loan Association (“Harbor Federal”), Fort Pierce, Florida from 1976 until its sale to National City Corp. in 2006. Mr. Brown has over 50 years’ experience in banking, beginning at

Prudential Savings & Loan, Clayton, Missouri in 1964, where he ultimately become CFO, to serving as CFO at University Federal Savings & Loan Association, Coral Gables, Florida, prior to becoming President at Harbor Federal in 1974. Mr. Brown received a bachelor’s degree from St. Louis University in 1962. He has served on numerous community, state and national organizations. Mr. Brown’s significant experience in and knowledge related to the banking industry is a valuable asset to the Company and the Bank, particularly with respect to bank operations and integrations.

C. Dennis Carlton, (Age: 66); Year first elected a Director: 2008;  Mr. Carlton is President and owner of Mid-State Realty Company (1975 – present) and a cattle rancher and citrus grower (1976 – present). He is also a director of Farm Credit of Central Florida, an active investor in the central Florida real estate industry, including citrus groves, land acquisition and development, office buildings and mini warehouses. Mr. Carlton was a founding director of Valrico State Bank, and served as a director on its board for over twenty years. Mr. Carlton is highly skilled and knowledgeable about real estate in central Florida and his insight and opinion regarding real estate values and operations is a valuable resource which is frequently used by the Board and the Company.

Michael F. Ciferri, (Age: 69); Year first elected a Director: 2014;  Mr. Ciferri, a West Point graduate, has enjoyed a successful 38 year business career starting and purchasing multiple businesses in the United States and the United Kingdom primarily focused on manufacturing, sales and real estate. He currently is President of several family businesses including a management company, a manufacturer’s representative company, a horse ranch and a liquid fertilizer manufacturer company. Mr. Ciferri was a founding director of Gulfstream Business Bank, serving as a director for 14 years and serving as the Chairman of Gulfstream’s holding company board for 10 years. He was also a past director of the Barnett Bank of the Treasure Coast. Mr. Ciferri’s extensive experience in strategic planning, identifying and evaluating businesses and business opportunities, and developing management teams is a valuable asset to the Company and the Board.

John C. Corbett, (Age: 50); Year first elected a Director: 2011;  Mr. Corbett has been the President and Chief Executive Officer of the Company since July 2015 and was its Executive Vice President from 2007 to 2015. He also serves as the Chief Executive Officer and a Director of CenterState Bank, N.A. (2003 to present) and was the bank’s Executive Vice President and Chief Credit Officer from 2000 to 2003. Prior to joining CenterState Bank, N.A. in 1999, he was Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Because of his leadership roles since the founding of the Company, he brings a strong historical perspective and working knowledge of our Company which the Board believes contributes considerable value as part of the Board’s deliberations and decision making process.

Jody Jean Dreyer, (Age 57); Year first elected a Director: 2018;   Ms. Dreyer is an author, advisor and recently retired senior executive at The Walt Disney Company. Ms. Dreyer, who joined Disney in 1980, and spent over 30 years with the company, served in various capacities, including leading worldwide synergy, heading Disney’s global outreach initiatives, various marketing, guest relations and community affairs positions in the theme parks, motion picture unit, and at the worldwide Corporate offices. Among her many projects, she had a leadership role as part of the grand opening team of Disneyland Paris. She also served as the Walt Disney World Ambassador - the face of the company throughout the world. She is the author of “Beyond the Castle, A Guide To Discovering Your Happily Ever After,” (Harper Collins/Zondervan). Ms. Dreyer brings a valuable perspective to the Board on marketing, community relations and maintaining a distinctive and welcoming company culture from a large and well respected publicly traded organization.

Griffin A. Greene, (Age: 60); Year first elected a Director: 2012;  Mr. Greene is President of Greene’s Citrus Management, Inc. and an officer or partner in numerous family owned citrus businesses including grove ownership, management and marketing of citrus. Mr. Greene served on the Board of Indian River National Bank from 1999 through 2004 and served as its Chairman from 2002 through 2004. Mr. Greene also served on the Board of Directors of Alabama National Bancorp from 2004 until it was acquired by RBC Bank in 2009. Mr. Greene also served on the Audit Committee of the Board and as the Audit Committee Chairman from 2006 to 2008. From 1995 to 1999 Mr. Greene served on the Governing Board of the St. Johns River Water

Management District. Mr. Greene’s long tenure in banking as well as small businesses gives him insight into the lending relationship necessary for sound and effective lending. Mr. Greene is a graduate of the University of Florida.

Charles W. McPherson, (Age: 71); Year first elected a Director: 2012;  Mr. McPherson is the Company’s lead independent director and Vice Chairman of the Board of Directors. He is a retired executive with thirty-eight years of experience as a senior level banking executive in Central Florida. Mr. McPherson served as Chairman, President and CEO of SunTrust Bank, Mid-Florida, a $1.5 billion bank with 26 branches in Central Florida between 1988 and 2008. Previously, he was the Chairman, President and CEO of Sun First National Bank of Polk County (1986 – 1988); Group President of Sun First National Bank of Polk County (1984 – 1986); Chairman, President and CEO of Flagship State Bank of Polk County (1979 – 1984); and Executive Vice President of Flagship Bank of Okeechobee (1974 – 1979). Mr. McPherson brings his lengthy and extensive experience and his historical and in-depth insight from both the perspective of our industry and its evolution, as well as from the perspective of the primary markets that the Company serves.

G. Tierso Nunez II, (Age 65); Year first elected a Director: 2004;  Mr. Nunez has been a Certified Public Accountant since 1976 and has served as President and owner of G.T. Nunez & Associates, P.A., a public accounting firm since 1992. During his career, Mr. Nunez served as an independent auditor in the public accounting field for 32 years and two years as the Chief Financial Officer of a Florida banking institution. Mr. Nunez spent the first ten years of his career as an auditor with Coopers and Lybrand, now known as PricewaterhouseCoopers (PwC), of which three years were spent on a special assignment in the Firm’s National Office in New York City. Since 2004, Mr. Nunez has served as the designated financial expert on the Audit Committee of CenterState Bank Corporation and as Chairman of the Company’s Audit Committee since 2011. Mr. Nunez brings a wealth of experience both as a preparer and auditor of financial statements of public and private enterprises.

Thomas E. Oakley, (Age 76); Year first elected a Director: 2002;  Mr. Oakley is President of both Oakley Groves, Inc., an integrated citrus business including grove ownership, grove management and trucking company related to the distribution of citrus products, and Oakley Transport, Inc., a national transportation company hauling liquid food grade products. He was also a past director of Alico, Inc., a public company (agricultural and land management business) (1992 – 2005). Mr. Oakley has been a director of the Company since 2002, and was a founding director of CenterState Bank, N.A., which was acquired by the Company in 2002. Mr. Oakley serves on the Company’s Compensation Committee and Nominating Committee. Mr. Oakley energetically contributes his many years of experience as an entrepreneur and his skills for formulating and evaluating business strategies.

Ernest S. Pinner, (Age 71); Year first elected a Director: 2002;  Mr. Pinner has been the Executive Chairman of the Board of Directors since July 2015 when he stepped down from his role as President and CEO of the Company. Mr. Pinner has been actively involved in the banking business in Central Florida over the past fifty years. Mr. Pinner is also the chairman of the Company’s subsidiary bank. He was the founding President and CEO of CenterState Bank, N.A., which was acquired by the Company in 2002. He was a director of CenterState Bank MidFlorida, N.A., which was acquired by the Company in 2006. Prior to joining the Company in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings a lifetime of banking experience at all levels of a financial institution (both regional and community banking) to the Board of Directors of CenterState.

William Knox Pou, Jr. (Age 62); Year first elected a Director: 2012;  Mr. Pou is the Executive Vice President and Chairman of Compliance Committee of W.S. Badcock Corporation (dba Badcock Home Furniture & More) where he is responsible for the retail operations of over 350 stores in eight states throughout the southeastern United States. Mr. Pou has spent his entire adult life with this organization and has been involved in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. Mr. Pou is a director of CenterState Bank, N.A., the Company’s subsidiary bank, where he has served on several board committees. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form the Company. Mr. Pou serves on the Boards of Trustees of Florida Southern College in Lakeland, Florida and Lakeland Regional Health. Mr. Pou’s value to the Board comes from his thirty plus years of experience and insight in consumer credit and collections as well as his experiences and skill operating multi-unit, multi-state operations. Mr. Pou is a graduate of Mercer University, Macon, Georgia.

Daniel R. Richey (Age 60); Year first elected a Director: 2014;  Mr. Richey has been in the citrus business in Florida for the past 36 years. Mr. Richey is President and CEO of a large grapefruit packing company and exporter in Florida. He also operates a harvesting company and consulting company servicing the agricultural industry throughout the US. He was past Chairman of the Florida Citrus Commission, President and Chairman of the Indian River Citrus League, President of the Florida Citrus Packers and was selected by the U.S. Secretary of Agriculture in 2006 to serve on the Advisory Committee to the Secretary. In November 2014, Mr. Richey was selected by the U.S. Trade Representative and the U.S. Secretary of Agriculture to serve on the Agricultural Trade Advisory Committee. Mr. Richey served on the Board of Directors of Indian River National Bank between 1996 and 2008 and of Gulfstream Business Bank between 2008 and 2014. Mr. Richey’s long and extensive experience in the agricultural business in Florida and experience as a bank board member at two local community banks provides valuable insight to the Company and the Board.

David G. Salyers (Age: 60); Year first elected a Director: 2017;  Mr. Salyers recently retired as the executive responsible for growth and hospitality for Chick-fil-A, Inc., the Atlanta based fast food restaurant chain, where he spent his entire thirty seven year career. He also is active in community activities, and has been involved in venture capital partnerships and technology ventures, as well as serves on various boards of national marketing organizations. Mr. Salyers is the author of the book, “Remarkable!” on company culture. Mr. Salyers’ experience in operating a national service-oriented business and leadership development is considered a valuable asset to the Company and the Bank as it continues to grow into a larger community bank with a focus on the customer and employees and developing a distinctive and welcoming culture.

Joshua A. Snively (Age 54); Year first elected a Director: 2012;  Mr. Snively is Executive Vice President of Operations for Flotek Industries, Inc. and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and downhole drilling and production equipment. Flotek acquired Florida Chemical in 2013, a leading manufacturer and supplier of citrus oils to global markets. He has been with that company since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent board of directors. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively has been serving as a director of the Company’s subsidiary bank since January 2009. He is also the chairman of the subsidiary bank’s loan committee and also serves on the Company’s Compensation Committee. Mr. Snively’s commercial finance experience and his understanding of family owned businesses provides valuable insight to the Company as it develops its lending strategy and policy.

Mark W. Thompson, (Age 55); Year first elected a Directors: 2017;  Mr. Thompson serves as President of CenterState Bank, N.A. (September 2017 to present), after previously serving as Executive Vice President and Regional President overseeing the Bank’s South Florida market (2014 to September 2017). Mr. Thompson also served as Head of Special Assets for the Bank (2010 to 2014), Chief Credit Officer of CenterState Bank of Central Florida, a predecessor and related bank to the Bank, (2008-2010), and as Area Executive for Polk County, Florida (2005 to 2008). Prior to joining CenterState, Mr. Thompson held positions in several other financial institutions over his nearly 33 years in the banking industry, including Barnett Bank and Wachovia Bank. Mr. Thompson provides additional perspective on employee and customer relationships to the Company’s board as a long-serving executive and market leader.

As noted, in connection with the merger of NCOM with and into CenterState, CenterState has agreed to take all action necessary to expand the number of board members by three (from 16 to 19), and appoint three of the directors of NCOM immediately before the effective time of the merger to the board who shall be mutually agreeable to CenterState and NCOM. It is currently anticipated that the identity of these board members will be John H. Holcomb, III, the current Vice Chair of the NCOM board, Richard Murray, IV, the current Chair and CEO of NCOM, and G. Ruffner Page, Jr., the President of McWane, Inc.

Mr. Holcomb, 67, has been executive Chair of the NCOM board from May 2017 to present and has been a NCOM board member from 2018 to present. He previously served as Chief Executive Officer of NCOM and as Chair of the NCOM and National Bank of Commerce (“NBC”) board from October 2010 to May 2017. From October 2010 until June 2012, Mr. Holcomb also served as Chief Executive Officer of NBC. Mr. Holcomb previously served as Chairman of the board of directors and Chief Executive Officer of Alabama National BanCorporation from 1996 until it was acquired in 2008, and then as Vice Chairman of RBC Bank (USA) until June 2009.

Mr. Murray, 56, has been a NCOM board member since 2010 and has served as the President and CEO of NCOM since May 2017 and as President and Chief Executive Officer of NBC since June 2012. Mr. Murray previously served as President and Chief Operating Officer of NCOM from October 2010 until May 2017 and of NBC from October 2010 until June 2012. Mr. Murray served as President and Chief Operating Officer of Alabama National BanCorporation from 2000 until it was acquired in 2008, and then as Regional President (Alabama and Florida) of RBC Bank (USA) from February 2008 until July 2009.

Mr. Page, 59, has served on the NCOM board since 2010 and currently serves as its lead independent director. Mr. Page has served as President of McWane, Inc., a company involved in the manufacture of pipes, valves, water fittings, fire extinguishers and propane tanks and in various technology industries, since 1999. Mr. Page previously served as Executive Vice President of National Bank of Commerce, a subsidiary of Alabama National Bancorporation, from 1989 until 1994, after which time he accepted employment at McWane, Inc. Mr. Page also served on the board of directors of Alabama National BanCorporation from 1995 until it was acquired in 2008.

Director Independence

CenterState’s common stock is listed on the Nasdaq Global Select Market. Nasdaq requires that a majority of CenterState’s directors be “independent,” as defined by the Nasdaq rules. In determining director independence, the Board considers all relevant facts and circumstances, including the Nasdaq rules. The Board considers the issue not only from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. The Board of Directors has determined that 12 of our non-management directors are independent under the Nasdaq guidelines. As members of management, Messrs. Pinner, Corbett and Thompson are not considered independent and as the former Chief Executive Officer of HCBF, Mr. Brown will not be considered independent until 2020.

Corporate Governance

The Company’s Board and executive management work together to oversee the Company’s activities to ensure our culture is communicated and we abide by applicable law and high ethical standards. We have adopted a Code of Ethics, which is available on our website at www.centerstatebanks.com under Investor Relations/Governance Documents, and encourage our employees to take initiative and be responsible for their actions. The importance of maintaining our culture and communicating our core values to our stakeholders, including our employees and mentoring and training our employees as we grow is such that in 2018 we established a Board Culture Committee, designed to tap the expertise and leadership experience of two Board members who are expert in employee engagement, training and brand development in developing a service oriented culture, committed to employee diversity, recruitment, training and motivation. We also have adopted a formal corporate governance policy, a copy of which is available on our website at www.centerstatebanks.com.

Board Leadership Structure and the Board’s Role in Risk Oversight

The Company has separated the roles of Chief Executive Officer and the Executive Chairman of the Board, with Mr. Pinner serving as the Executive Chairman and Mr. Corbett serving as the President and Chief Executive Officer. However, the Board maintains flexibility with respect to combining or separating the positions of Chairman and Chief Executive Officer. The Board believes such flexibility permits CenterState to select the most qualified candidate for the position of Chairman, including a member of management, if the Board believes he or she will provide the most effective leadership for the Company. As Executive Chairman, Mr. Pinner’s duties include:

•	Developing agendas, in consultation with management and other directors, and presiding over Board meetings;

•	Conducting shareholders’ meetings;

•	Taking the lead in ensuring Board compliance with corporate governance policies and in setting the tone for ethical business conduct;

•	Interviewing potential director candidates, and coordinating with the Nominating Committee on director, Committee and Chair appointments;

•	Identifying the development needs of the Board as a whole to enhance its overall effectiveness; and

•	Assisting the CEO with developing and enhancing relationships with major customers, shareholders and analysts.

Charles W. McPherson is the Company’s lead independent director and Vice Chairman of the Board of Directors. Mr. McPherson’s duties include:

•	Providing input to and assisting the Executive Chairman in developing Board agendas;

•	Coordinating with the Executive Chairman regarding information to be provided to the independent directors in performing their duties;

•	Chairing the regular meetings and executive sessions of independent directors without management or non-independent directors present;

•	Chairing the regular meetings of the Board of Directors in the absence of the Executive Chairman; and,

•	Acting as a liaison between the independent directors and the Executive Chairman and/or the Chief Executive Officer.

The Board believes that its leadership structure reinforces its risk oversight. CenterState has been, and continues to be, a strong advocate of Board independence and has put into place measures to maintain independent director oversight of management. For example, 12 of the 16 CenterState director nominees are independent under Nasdaq guidelines, and the Board’s major committees, including the Audit, Risk, Compensation, and Nominating Committees, are comprised solely of independent directors. CenterState’s non-management directors meet in executive session periodically without management in attendance. This means that oversight of critical matters such as the integrity of CenterState’s financial statements, and oversight of the Company’s primary risks (including credit, liquidity, pricing, operational, cyber, legal and reputational risks), executive compensation (including compensation of the executive officers), the selection of directors and the evaluation of the Board and key Committees is entrusted to independent directors.

Management is responsible for day-to-day risk management of the Company, while the Board, as a whole and through its committees, has responsibility for the oversight of that risk management. The Board on an annual basis approves the Company’s risk appetite statement, which documents the Company’s tolerance for risk in twelve key risk categories. All of the Board members receive monthly written reports which include month to date and year to date financial metrics as well as credit metrics. The financial data is compared to the annual budget which is approved by the Board on an annual basis. Further, at the close of each Board of Directors meeting, the directors have an opportunity to convene an executive session, in private, without any management present.

We have five standing board committees: Risk, Audit, Compensation, Nominating and Culture. All members of the Risk, Audit, Compensation and Nominating Committees are considered independent, as defined by applicable rules and regulations. Each of our standing committees is governed by a charter. All of the charters for our standing committees are located at www.centerstatebanks.com under Investor Relations/Governance Documents.

The Risk Committee, oversees the primary key business risks which may impact the Company’s operations and results. The Risk Committee monitors the Company’s performance to ensure alignment with the tolerance levels articulated in the risk appetite statement. The Risk Committee also oversees the risk management policies, procedures, strategies and systems established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks, as well as stress testing and capital planning and management. The categories of enterprise risk overseen by the Risk Committee include capital risk, credit risk, earnings risk, liquidity risk, market risk, price risk, operational risk, compliance risk, corporate governance (legal) risk, cyber risk, reputational risk, and risks associated with the Bank’s correspondent division and mortgage division.

The Audit Committee oversees the integrity of the Company’s financial reporting processes, including matters relating to internal controls over financial reporting. The Audit Committee also has oversight responsibilities for compliance with law and regulatory requirements, as well as the internal audit function and the independent auditors. The Audit Committee also reviews any significant findings in internal audit reports and management’s response to such reports, including any significant instance where employees have not adhered to law or the Company’s policies, procedures or internal controls. The Audit Committee meets with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Form 10-Q. The Audit Committee asks questions of management as well as the auditors. Each quarter, the Audit Committee has the opportunity to meet with the independent auditors privately, without management present.

The Compensation Committee is assisted by an independent compensation consultant hired by the Committee, which provides advice on the Company’s compensation program and the risks associated with such program. The Compensation Committee meets with the consultant, with management present and without management present, and based on the reports of the consultant and reports by the Chief Risk Officer relating to risk’s review of the Company’s compensation program and various incentive plans, has determined that the Company’s compensation incentive programs do not encourage excessive or unnecessary risks that are reasonably likely to result in a material adverse effect on the Company or could threaten the value of the institution. For further information, please see “COMPENSATION DISCUSSION AND ANALYSIS – Role of the Compensation Committee.”

Our Nominating Committee has the exclusive right to recommend candidates for election as directors to the Board. We do not have a formal board diversity policy. Board candidates are considered based upon various criteria, such as the needs of the board, the directors’ broad-based business and professional skills and experience, their business and social perspective, diversity, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, candidates must be aware of the director’s vital part in our good corporate citizenship and corporate image, have time available for meetings and consultation on Company matters, and be willing to assume broad, fiduciary responsibility. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The Nominating Committee will review the qualifications and backgrounds of the directors, as well as the overall composition of the Board, and recommend to the full Board the slate of directors to be nominated for election at the annual meeting of shareholders.

Our Culture Committee oversees the overall “tone at the top” of the Company focusing on instilling our guiding core values into our leaders and employees, and developing a culture focused on enhancing engagement with all stakeholders, and in identifying, training and mentoring diverse leaders throughout the organization, including the board of directors. The Culture Committee reflects the emphasis the Company places on communication of its core values to all stakeholders, and the desire to attract, inspire and reward high quality employees.

Our Board has instituted an annual formal Board and Committee evaluation process, overseen by the Nominating Committee. Our lead independent director also informally speaks with Board members for input regarding Board and Committee practices. This process is informing Board and Committee composition and succession planning based on the current and anticipated needs of the business.

Our Board also has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to our Board of Directors at 1101 First Street South, Winter Haven, FL 33880, Attention: Secretary. All communications will be compiled by the Secretary and submitted to the members of the Board.

Additional Corporate Governance Information and Code of Ethics

For additional information about our corporate governance, please refer to our website at www.centerstatebanks.com under Investor Relations/Governance Documents. Information available at this website includes our Code of Ethics, our Insider Trading Policy, our Corporate Governance Policy, and the charters of each of the five standing committees of the Board. This information is also available in print, free of charge upon request addressed to: CenterState Bank Corporation, Attention: Secretary, 1101 First Street South, Winter Haven, FL 33880.

Director Compensation

Board and Committee Fees

Effective July 2018, each non-employee director receives an annual cash retainer of $30,000, payable on a quarterly basis for his or her service on the Board of the Company and the subsidiary bank. The vice-chair of the Board, Mr. McPherson, receives an additional annual cash retainer of $25,000 to compensate for his role as the vice chair and lead independent director, which is also payable on a quarterly basis. Prior to the mid-year change, the annual cash retainer was $28,000 for each non-employee director and $15,000 for Mr. McPherson for his role as the vice chair and lead independent director. Each non-employee director also receives a $50,000 annual retainer fee paid in the Company’s common stock. As inside directors, Messrs. Pinner, Corbett and Thompson do not receive board or committee fees.

Effective July 2018, each member of each of the Compensation Committee, Nominating Committee, Risk Committee and Audit Committee receive $1,000 for each meeting attended. Prior to the mid-year change, members of the Compensation Committee, Nominating Committee and Risk Committee each received $600 for each meeting attended. The Chairs of each of the Compensation Committee and Nominating Committee also received an annual retainer fee of $5,000, payable on a quarterly basis, which retainer was increased to $10,000 effective July 1, 2018. The Chair of the Risk Committee, Mr. Ciferri, received an annual retainer of $10,000 for his service throughout 2018, payable on a quarterly basis.

Prior to the mid-year change, members of the Audit Committee each received a fee of $800 per meeting attended. Mr. Nunez, the Chair of the Audit Committee, and our designated “financial expert” pursuant to the Sarbanes-Oxley Act of 2002 received an annual cash retainer of $32,000, payable on a quarterly basis, but that annual cash retainer for Mr. Nunez was updated to $20,000, effective July 1, 2018.

Members of the Culture Committee (other than the Chair) each receive $1,000 for each meeting attended. The Chair of the Culture Committee, Mr. Salyers, received an annual retainer of $10,000, payable on a quarterly basis, for his service. Effective October 2018, the annual retainer for Mr. Salyers was increased to $125,000.

Director Stock ownership requirements

Each of our non-employee directors is required to own Company common stock in the amount of at least two times the director’s annual director compensation. All directors in service during 2018 met the minimum stock ownership requirements, except for Ms. Dreyer who joined the Board in 2018 and has been given two years to meet the requirements.

Director meeting attendance during 2018

Our Board of Directors held 15 meetings during 2018. Each incumbent director attended at least 88% of our aggregate Board of Director and committee meetings held during the period for which he has been a director. While we do not have a policy requiring directors to attend the Annual Meeting, all Board members attended last year’s Annual Meeting and all Board nominees are expected to be present at our 2019 Annual Meeting. The table below summarizes the number of board meetings and principal committee meetings held during 2018 and the attendance record of each of our directors. The Nominating Committee met twice in 2017 – January and December – with the December meeting addressing, among other things, the nomination of the directors for 2018 and therefore did not meet in 2018.

	Board of Directors		Audit Committee		Comp Committee		Nominating Committee		Risk Committee		Culture Committee		Total		YTD %
Board of Directors	held	attd	held	attd	held	attd	held	attd	held	attd	held	attd	held	attended	attended
Ernest S. Pinner (chr)	15	14									3	2	18	16	88.9%
James H. Bingham	15	15							7	7			22	22	100.0%
Michael Brown	15	15	2	2									17	17	100.0%
C. Dennis Carlton	15	15											15	15	100.0%
Michael F. Ciferri	15	14			5	4			7	7			27	25	92.6%
John C. Corbett	15	15									3	3	18	18	100.0%
Jody Dreyer	13	12									3	3	16	15	93.8%
Griffin A. Greene	15	15	10	10	5	5							30	30	100.0%
Charles W. McPherson	15	14							7	6			22	20	90.9%
G. Tierso Nunez, II	15	14	10	10									25	24	96.0%
Thomas E. Oakley	15	15			5	5							20	20	100.0%
William K. Pou, Jr.	15	15			5	5			7	7			27	27	100.0%
Daniel R. Richey	15	15	10	10							3	3	28	28	100.0%
David G. Salyers	15	13									3	3	18	16	88.9%
Joshua A. Snively	15	13			5	5							20	18	90.0%
Mark W. Thompson	14	13									3	3	17	16	94.1%

Director Compensation table

Our non-employee Director compensation for 2018 is shown in the Director Compensation Table presented below.

Name	Fees earned and paid in cash ($)	Stock awards ($) (1)	Option awards ($) (2)	Non-Equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
James H. Bingham	$40,350	$50,023	---	---	---	---	$90,373
Michael J. Brown, Sr.	$34,900	$50,023	---	---	---	---	$84,923
C. Dennis Carlton	$45,700	$50,023	---	---	---	---	$95,723
Michael F. Ciferri	$53,050	$50,023	---	---	---	---	$103,073
Jody Jean Dreyer	$31,650	$50,023	---	---	---	---	$81,673
Griffin A. Greene	$49,900	$50,023	---	---	---	---	$99,923
Charles W. McPherson	$66,600	$50,023	---	---	---	---	$116,623
G. Tierso Nunez II	$64,200	$50,023	---	---	---	---	$114,223
Thomas E. Oakley	$38,150	$50,023	---	---	---	---	$88,173
William Knox Pou, Jr.	$38,600	$50,023	---	---	---	---	$88,623
Daniel R. Richey	$40,850	$50,023	---	---	---	---	$90,873
Joshua A. Snively	$42,900	$50,023	---	---	---	---	$92,923
David G. Salyers	$74,983	$50,023	---	---	---	---	$125,006

(1)

For all non-employee directors, the amounts presented above represent the fair value of the 2018 common stock issued to non-employee directors in service during 2018. Each non-employee director, received 1,698 shares of common stock on September 12, 2018, with a stock price of $29.46 per share, for a total grant date fair value of $50,023.

(2)	There were no outstanding stock options as of December 31, 2018 for non-employee directors.
(3)

The value of stock awards were computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts reported for awards granted in 2018 are included in footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019.

Senior Executive Officers

The following is a list of our Senior Executive Officers and all positions held by them, including the period each such position has been held, a brief account of their business experience during at least the past five years and certain other information. Executive officers are appointed annually at the organizational meeting of the Board of Directors, which follows our annual meeting of shareholders, to serve until a successor has been duly elected and qualified or until his death, resignation, or removal from office. Information concerning directorships, committee assignments, minor positions and peripheral business interests has not been included.

John C. Corbett, (Age 50); President and Chief Executive Officer (2015 to present) and Director (2011 to present) of Company; Chief Executive Officer and Director of CenterState Bank, N.A. (2003 to present); President of CenterState Bank, N.A. (2003 to September 2017); Executive Vice President of Company (2007 – 2015); Executive Vice President and Chief Credit Officer of CenterState Bank of Florida, N.A. (2000 – 2003); Vice President of Commercial Banking at First Union National Bank in Florida (1990 – 1999). Mr. Corbett is the brother-in-law of Mr. Young, the Company’s Executive Vice President and Chief Operating Officer.

Stephen D. Young, (Age 43); Executive Vice President, and Chief Operating Officer of Company (2016 to present) and CenterState Bank, N.A. (May 2010 to present); Executive Vice President and Chief Financial

Officer of CenterState Bank, N.A. (2002 – 2010); senior auditor with Deloitte & Touche LLP (1998 – 2001). Mr. Young is the brother-in-law of Mr. Corbett, the Company’s Chief Executive Officer and President.

Jennifer L. Idell, (Age 44); Executive Vice President, Chief Financial Officer of the Company (April 2017 to present). Senior Vice President, Chief Financial Officer, and Corporate Secretary of the Company (June 2016 to April 2017). Chief Financial Officer, CenterState Bank, N.A. (2010 to present); Chief Financial Officer and Controller, Bank of Florida-Southwest (2004-2010); Chief Financial Officer, Bank of Florida – Southeast (2008-2010); various accounting positions ending in Controller, First Southern Bank in Boca Raton (1996-2004).

Mark W. Thompson, (Age 55); President of CenterState Bank, N.A. (September 2017 to present). Executive Vice President and Regional President overseeing the Bank’s South Florida market (2014 to September 2017). Mr. Thompson also served as Head of Special Assets for the Bank (2010 to 2014), Chief Credit Officer of CenterState Bank of Central Florida, a predecessor and related bank to the Bank, (2008-2010), and as Area Executive for Polk County, Florida (2005 to 2008). Prior to joining CenterState, Mr. Thompson held positions in several other financial institutions over his nearly 33 years in the banking industry, including Barnett Bank and Wachovia Bank.

Daniel E. Bockhorst, (Age 55); Executive Vice President and Chief Credit Officer of Company (2017 to present) and CenterState Bank, N.A. (2010 to 2017). Mr. Bockhorst also served as Chief Risk Officer of the Company (2010 – 2017). Director of special loans, Florida, for the Royal Bank of Canada, USA (2008 – 2010); Executive Vice President and Senior Lender for Indian River National Bank (2004 – 2008); Senior Vice President Commercial Lender, Fifth Third Bank (1986 – 2004).

Beth S. DeSimone (Age 59); Executive Vice President, Chief Risk Officer and General Counsel of Company and CenterState Bank, N.A. (2018 to present). Ms. DeSimone also served as General Counsel of the Company and the Bank (Nov. 2016 to 2018). Previously, Ms. DeSimone was Executive Vice President, General Counsel and Secretary, CommunityOne Bancorp and CommunityOne Bank (Nov. 2011 – Oct. 2016); and Counsel, Arnold & Porter, LLP, Washington, D.C. (1986-2011).

Brett Rawls (Age 46); Executive Vice President and Chief Administrative Officer of the Company and CenterState Bank, N.A. (2018 to present); Director of Correspondent and Treasury Services of the Company (2014 – 2017); Director of Correspondent Business Development and Marketing of the Company (2009 – 2013). Previously, Mr. Rawls held several positions with The Bankers Bank/Silverton Bank, N.A. (2001 – 2009), and Senior Business Development Officer, The Federal Reserve Bank of Atlanta (1998 – 2000).

Ernest S. Pinner, (Age 71); Chairman of the Board (2004 to present), Chief Executive Officer and President (2002 to July 17, 2015) and Executive Vice President (2000 – 2001) of the Company; Chairman of CenterState Bank Central Florida, N.A. and CenterState Bank, N.A. (2002 to December 2010, at which time these two banks were merged into CenterState Bank, N.A.); Chairman of CenterState Bank, N.A. (2002 to present); Director of Valrico State Bank (2007 through its June 2012 merger into CenterState Bank of Florida, N.A.); President and Chief Executive Officer of CenterState Bank of Florida N.A. (2000 – 2003); Chairman of CenterState Bank Mid Florida (2004 – 2007); Area President and Senior Vice President of First Union National Bank (1986 – 1999).

For purposes of this Proxy Statement, our Named Executive Officers, or NEOs are Messrs. Pinner, Corbett, Young, and Thompson and Ms. Idell.

Effective the completion of the merger with NCOM, it is anticipated that Mr. Murray, the current Chair and Chief Executive officer of NCOM, will become the Chief Executive Officer of the Company’s subsidiary bank and William Matthews, the current President and Chief Financial Officer of NCOM and National Bank of Commerce, will become the Chief Financial Officer of CenterState and CenterState Bank. Ms. Idell will become the Chief Administrative Officer of the combined entity, with responsibilities focused on operations, information technology, human resources and training, corporate real estate and marketing, while the titles and responsibilities of Mr. Corbett as President and CEO of the Company, Mr. Young as Chief Operating Officer, Mr. Bockhorst as Chief Credit Officer and Beth DeSimone as Chief Risk Officer and General Counsel, would remain the same.

PROPOSAL TWO

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, we are including in these proxy materials a separate resolution subject to shareholder vote to approve, in a non-binding vote, an advisory resolution to approve the compensation of our named executive officers, or NEOs, as disclosed in this proxy statement.

Our executive compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers’ interests with those of our shareholders. For 2018, the principal compensation components for our executive officers were: base salary, annual bonus, and equity-based incentive compensation. Please read the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” for additional information about our executive compensation programs, including information about the 2018 compensation of our NEOs.

We are asking our shareholders to indicate their support for the compensation arrangements with our NEOs as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to the SEC’s compensation rules, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion.”

This “say-on-pay” vote is advisory, and therefore is not binding on us, the Compensation Committee or our Board of Directors. The shareholder vote does not create or imply any change to the fiduciary duties of our Board of Directors, create or imply any additional fiduciary duties for our Board of Directors, and will not be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our shareholders, and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are appropriate to address those concerns.

The board of directors unanimously recommends a vote “FOR” the approval of the resolution above, relating to the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of Key 2018 Compensation Decisions

During 2018, the Compensation Committee continued its objective of focusing our executives on long-term Company performance and long-term shareholder value creation, rather than short-term results. The incentives earned by our NEOs were based on adjusted ROA and adjusted EPS, in large part because of several items, including merger expenses. As noted, for purposes of this Proxy Statement, our Named Executive Officers, or NEOs are Messrs. Pinner, Corbett, Young, and Thompson and Ms. Idell.

Compensation highlights include:

•

Long Term Incentive Program: During 2018, the Compensation Committee, with the assistance of its compensation consulting firm, continued to implement the Company’s Long Term Incentive (“LTI”) plan. The 2018 LTI plan has two components: a performance-based component with two performance metrics, and a time-based component, each comprising 50% of the total award.

•

50% Performance Vested Shares: The first component is an award of Performance Share Units (“PSUs”) which will cliff vest on January 1, 2022 based on two performance metrics. Fifty percent of the award will be based on relative total shareholder return (“TSR”) and fifty percent will be based on absolute earnings per share (“EPS”) growth. The measurement period is January 1, 2019 through December 31, 2021. Vesting of the PSUs is contingent on the level of certain future credit metrics.

•	50% Time Vested Shares: Time vested restricted stock units (“RSUs”) were awarded to each named executive officer and will vest at a rate of one-third on January 1, 2020, 2021 and 2022, respectively.

•

Mandatory Holding Period: The PSUs and the RSUs are subject to a two year, post-vesting holding period before awards are settled into shares and the executive can transfer, sell, or otherwise dispose of the vested shares.

•	Chief Executive Officer Compensation

•

Salary: Mr. Corbett’s annual base salary was increased from $600,000 to $750,000 effective July 1, 2018. The Compensation Committee made this adjustment based on its review of recommendations from its independent compensation consultant, to appropriately reflect market compensation levels consistent with the Company’s peers, as well as the Company performance during 2017.

•

Annual Incentive: For 2018, Mr. Corbett was awarded an annual incentive equal to $843,750 of which 100% was paid in cash during the first quarter of 2019. The award was determined based on the achievement of 2018 net operating ROA as compared to target levels previously determined and set by the Compensation Committee, which are described in further detail below under “Pay Mix – Annual Incentives.”

•	LTI: Mr. Corbett also received a grant under the 2018 LTI plan which consisted of:

•

14,346 PSUs with a fair value equal to approximately $336,000 on date of grant that will cliff vest on January 1, 2022. The PSUs will be based on both relative TSR and absolute EPS growth as described on page 27.

•

12,328 RSUs with a fair value equal to approximately $328,000 on date of grant that vest at a rate of one third each on January 1, 2020, 2021 and 2022. There is an additional two year holding period after the vesting date.

•	Other Named Executive Officer (“NEO”) Compensation

•

Salary: Messrs. Pinner, Young and Thompson and Ms. Idell each received an annual base salary increase effective July 1, 2018. Mr. Pinner’s annual salary increased from $400,000 to $450,000. Mr. Young’s annual salary increased from $400,000 to $475,000. Mr. Thompson’s salary increased from $320,000 to $375,000; and Ms. Idell’s salary increased from $320,000 to $360,000. As with CEO Corbett, the Compensation Committee made these adjustments, based on its review of recommendations from its independent compensation consultant, to appropriately reflect the market compensation levels consistent with the Company’s peers and the Company’s performance during 2017.

•

Annual Incentive: For 2018, Messrs. Pinner, Young, and Thompson, and Ms. Idell were awarded an annual incentive equal to $675,000, $427,500, $281,250 and $270,000, respectively. Of these total awards, 100% was paid in cash during the first quarter of 2019.

•	LTI: The other NEOs, except for Mr. Pinner, also received an LTI grant based on the LTI plan described above. The award for each executive was based on competitive market practice.

How We Determine Executive Pay

Role of Compensation Committee

The Compensation Committee’s authority and responsibilities are to, among other duties: (1) evaluate the performance and determine the compensation of our CEO; (2) review and approve the compensation of our NEOs based on recommendations of our CEO; (3) approve aggregate bonus payments for our Company; (4) review, evaluate and either approve or submit to the full Board of Directors for approval any other material aspect of compensation from a Company perspective that arises during the course of a given fiscal year; and (5) review and assess the compensation of our non-employee directors. In addition, the Compensation Committee reviews with the senior risk officer the incentive compensation arrangements (collectively the “incentive plans”) of the NEOs, employee groups and individual employees and take all reasonable efforts to ensure that incentive plans are balanced with respect to risk to the Company and our subsidiary bank and, specifically, do not encourage the NEOs, any employee or employee group to take unnecessary and excessive risks that threaten the value of CenterState.

The Compensation Committee is composed of five members, each of whom is an independent director under NASDAQ rules. The members are Messrs. Greene (Chairman), Ciferri, Oakley, Pou and Snively. Each year, at the first board of directors’ meeting following the annual shareholders’ meeting, the Board appoints committee members to serve on the appointed committee for a period of one year (i.e. until the first board meeting following next year’s annual shareholders’ meeting). The Executive Chairman of the Board and the Chief Executive Officer, generally attend the Committee meetings and help facilitate the process. However, neither has a vote and they are not present during executive sessions.

The Compensation Committee has adopted a Charter (“Compensation Committee Charter”) which was approved by the Company’s Board of Directors. A copy of the Compensation Committee Charter is included on the Company’s website at www.centerstatebanks.com under Investor Relations / Governance Documents. The Charter describes the Committee’s purpose, membership requirements, authority and responsibilities. The Committee meets as often as necessary to carry out its responsibilities. Meetings can be called by any member of the Committee. During 2018, the Committee held five meetings.

The Compensation Committee generally has the authority to form and delegate its authority to subcommittees when it deems appropriate under the circumstances. The Compensation Committee also generally has the authority to delegate such authority to the Chairman, CEO or other appropriate officers to administer, amend and interrupt employee incentive plans (other than in respect of their own compensation).

Role of Executives

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he will then make recommendations to the Compensation Committee and share with its members the basis for his recommendations. The Compensation Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO also presents incentive compensation payment recommendations for the Compensation Committee’s consideration. The Compensation Committee evaluates the CEO’s performance and determines his compensation without the CEO present. The Compensation Committee may invite other officers of the Company or other visitors to its meetings to receive recommendations on compensation matters.

Use of Compensation Consultants

We engaged the compensation consulting firm of McLagan, an Aon Hewitt company, during 2018 to advise and assist the Compensation Committee on all its various responsibilities.    McLagan assisted the Company with compensation needs during the course of 2018. McLagan reports to the Compensation Committee and the Compensation Committee has full authority to manage any and all projects that McLagan performs for the Company.

McLagan was instructed by the Compensation Committee to provide the following services in 2018:

•	Assist the Company in its preparation of compensation disclosures as required under the SEC’s rules with respect to this proxy statement.

•

Revise the Company’s compensation peer group of publicly-traded financial institutions so that it is comparable to the Company in asset size and in respect of its other features (presented later in this analysis).

•

Review the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options, performance share units and restricted stock), all other compensation, and changes in retirement benefits as compared to that of the customized peer group.

•

Provide recommendations and observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group, including reviewing the performance based programs with respect to the cash incentive plan and make recommendations for the 2019 fiscal year plans.

•	Assist the Company in its annual risk assessment of all incentive compensation programs.

•	Advise and assist the Compensation Committee in setting Mr. Corbett’s compensation as CEO.

•	Advise and assist the Compensation Committee in setting Mr. Pinner’s compensation as Executive Chairman.

•	Assist the Compensation Committee in assessing reasonableness and structure of Director compensation.

In 2018, the Compensation Committee reviewed its relationship with McLagan and Aon Hewitt. The Compensation Committee considered all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934. The Compensation Committee determined that McLagan and Aon Hewitt’s work does not raise a conflict of interest. McLagan has had regular discussions with the Compensation Committee during 2018 and the Compensation Committee approved all services provided by McLagan to the Company during 2018 under the purview of the Compensation Committee.

The Company’s Incentive Compensation Guidelines (“Guidelines) include a partial deferral of annual incentive compensation awards for a period of two years and make the potential payments contingent on the level of certain future credit metrics. For 2018, the Compensation Committee reaffirmed the use of the existing Guidelines, incorporated the use of restricted stock grants as the deferred portion of annual incentive compensation awards, and modified the goals for 2019, based on recommendations from McLagan. The Compensation Committee reviewed the CD&A with management and reviewed, discussed and analyzed each incentive compensation plan, including the 2019 goals, with the Company’s senior risk officer and McLagan, as well as senior management.

Compensation Benchmarking

The Compensation Committee takes into account a number of factors when determining pay levels for the NEOs. The Compensation Committee evaluates both quantitative factors of how the Company is performing, how the local markets in which we operate are performing in the current economic environment, and market based compensation information as well as qualitative factors such as how the individual NEO is performing, internal pay equity, unusual or extraordinary events, and other information. Specifically related to compensation, the Compensation Committee benchmarks the Company’s compensation to that of the peer group companies. We believe, however, that a benchmark should be just that—a point of reference for measurement—but not the sole factor for our executives’ compensation. Further, given the limitations associated with comparative pay information for setting individual executive compensation the Compensation Committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

Because the Company increased its assets by over $6.5 billion during 2018 through acquisitions, the Compensation Committee, with the assistance of its compensation consultant, used two peer groups in 2018. The first peer group, presented below, was established in November 2017 and was used to set annual incentive targets in early 2018. This first peer group was based upon the following criteria: publicly traded banks with assets from $4 billion to $22 billion; located in AL, AR, FL, GA, KY, LA, MS, NC, SC, TN, VA, or WV; a ROAE of greater than 0%, and a commercial loan portfolio as a percent of the total portfolio greater than 45%:r. In the table below “LTM” denotes values as of the last twelve months and “NPA” denotes non-performing assets which is equal to non-accrual loans, accruing loans past due greater than 90 days and repossessed real estate (“OREO”).

Company Name	Ticker	State	Total Assets 12/31/18 ($000)	ROAE LTM 12/31/18 (%)	NPAs / Assets 12/31/18 (%)
Pinnacle Financial Partners, Inc.	PNFP	TN	25,031,044	9.37	0.42
Bank OZK	OZK	AR	22,388,030	11.58	0.23
United Bankshares, Inc.	UBSI	WV	19,250,498	7.84	0.78
BancorpSouth Bank	BXS	MS	18,001,540	10.60	0.55
Simmons First National Corporation	SFNC	AR	16,543,337	10.00	0.50
Home BancShares, Inc.	HOMB	AR	15,302,438	13.17	0.51
South State Corporation	SSB	SC	14,676,328	7.63	0.28
Union Bankshares Corporation	UBSH	VA	13,765,599	7.85	0.31
Trustmark Corporation	TRMK	MS	13,286,460	9.43	0.74
United Community Banks, Inc.	UCBI	GA	12,573,192	12.04	0.20
Renasant Corporation	RNST	MS	12,934,878	8.64	0.29
Ameris Bancorp	ABCB	GA	11,443,515	10.27	0.51
TowneBank	TOWN	VA	11,163,030	9.47	0.22
ServisFirst Bancshares, Inc.	SFBS	AL	8,007,382	20.96	0.41
Seacoast Banking Corporation of Florida	SBCF	FL	6,747,659	9.08	0.59
First Bancorp	FBNC	NC	5,864,116	12.27	0.52
Republic Bancorp, Inc.	RBCA.A	KY	5,240,404	11.67	0.31
City Holding Company	CHCO	WV	4,900,925	13.62	0.40
Community Trust Bancorp, Inc.	CTBI	KY	4,201,616	10.83	1.18
CenterState Bank Corp.	CSFL	FL	12,337,588	9.41	0.22

The second peer group was established after the Company acquired Charter and was used to set base salaries in June 2018. In addition, this second peer group will be used to rank the Company’s total shareholder return for purposes of the 2018 LTI Plan discussed on page 27. This second peer group was based upon the following criteria: publicly traded banks with assets from $5 billion to $30 billion; located in AL, AR, FL, GA, LA, MS, NC, SC, TN, VA, or WV; a ROAE of greater than 0%, and a commercial loan portfolio as a percent of the total portfolio greater than 45%.

In the table below “LTM” denotes values as of the last twelve months and “NPA” denotes non-performing assets which is equal to non-accrual loans, accruing loans past due greater than 90 days and OREO.

Company Name	Ticker	State	Total Assets 12/31/18 ($000)	ROAE LTM 12/31/18 (%)	NPAs / Assets 12/31/18 (%)
IBERIABANK Corporation	IBKC	LA	30,833,015	9.54	0.55
Hancock Whitney Corporation	HWC	MS	28,235,907	11.04	0.81
Pinnacle Financial Partners, Inc.	PNFP	TN	25,031,044	9.37	0.42
Bank OZK	OZK	AR	22,388,030	11.58	0.23
United Bankshares, Inc.	UBSI	WV	19,250,498	7.84	0.78
BancorpSouth Bank	BXS	MS	18,001,540	10.60	0.55
Simmons First National Corporation	SFNC	AR	16,543,337	10.00	0.50
Home BancShares, Inc.	HOMB	AR	15,302,438	13.17	0.51
South State Corporation	SSB	SC	14,676,328	7.63	0.28
Union Bankshares Corporation	UBSH	VA	13,765,599	7.85	0.31
Trustmark Corporation	TRMK	MS	13,286,460	9.43	0.74
Renasant Corporation	RNST	MS	12,934,878	8.64	0.29
United Community Banks, Inc.	UCBI	GA	12,573,192	12.04	0.20
Ameris Bancorp	ABCB	GA	11,443,515	10.27	0.51
TowneBank	TOWN	VA	11,163,030	9.47	0.22
ServisFirst Bancshares, Inc.	SFBS	AL	8,007,382	20.96	0.41
Seacoast Banking Corp of Florida	SBCF	FL	6,747,659	9.08	0.59
First Bancorp	FBNC	NC	5,864,116	12.27	0.52
Republic Bancorp, Inc.	RBCA.A	KY	5,240,404	11.67	0.31
CenterState Bank Corp.	CSFL	FL	12,337,588	9.41	0.22

Say-on-Pay Vote

As required by applicable law, we held an advisory vote on the approval of the compensation of our named executive officers (the “Say-on-Pay” vote) at our 2018 annual shareholders meeting. The results were that 94.2% of the shares voted on our Say on Pay proposal voted in favor of it. The Compensation Committee considered this positive result as an affirmation of its compensation related policies and decisions.

Compensation Components

Our compensation plan for the NEOs includes base salary, cash and restricted stock awards based on short-term annual incentives, long-term incentives, employment agreements, split dollar agreements and deferred compensation arrangements. This section describes each component’s design and intent.

Pay Mix

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use the proxy peer group supplemented by published industry surveys as our guide to determine various salary ranges. Based on consultations with, and recommendations from, the Compensation Committee’s compensation consulting firm, the Compensation Committee made the following base salary adjustments effective July 1, 2018 to primarily appropriately reflect the market compensation levels consistent with the

Company’s peers, as well as to reflect length of service, experience, leadership and performance of the executive during the review period, and the overall relative results of the Company.

	Base Salary 1/1/18	Effective 7/1/18 Changed to:
John Corbett	$600,000	$750,000
Ernest Pinner	$400,000	$450,000
Jennifer Idell	$320,000	$360,000
Stephen Young	$400,000	$475,000
Mark Thompson	$320,000	$375,000

Annual Incentives. For the year 2018, our NEOs were eligible to receive annual bonus awards determined by formulas that are correlated to earnings, in terms of an adjusted return on average assets (“ROA”). Adjusted ROA1 is defined as Generally Accepted Accounting Principles (“GAAP”) consolidated net income after the adjustments listed below (“Adjusted Net Income”) 1 divided by total average consolidated assets. Adjusted Net Income1 is defined as net income excluding the following items, net of income tax:

a.	gains/losses on sale of securities included in the Company’s available for sale portfolio;
b.	bargain purchase gains;
c.	merger and acquisition related expenses;
d.	one-time charges due to discontinued operations;
e.	unbudgeted and board approved employee bonus due to tax reform; and,
f.	other non-recurring income and expenses.

Our year 2018 Adjusted ROA1 thresholds, targets and maximums along with results for 2018 are listed in the box below.

	Year 2018 Threshold	Year 2018 Target	Year 2018 Maximum	Year 2018 Results
Adjusted ROA[1]	1.30%	1.40%	1.50%	1.67%

Our NEO threshold, target and maximum incentive awards for 2018 are listed in the box below, along with the actual awards for 2018.

	2018 Payout Opportunity					2018 Award
	Threshold	Target $	Target% of Salary	Max $	Max % of Salary	Total Award	Total Award % of Salary	Current Cash Payment (1)
Corbett	$---	$562,500	75%	$843,750	112.5%	$843,750	112.5%	$843,750
Pinner	$---	$450,000	100%	$675,000	150%	$675,000	150%	$675,000
Idell	$---	$180,000	50%	$270,000	75%	$270,000	75%	$270,000
Young	$---	$285,000	60%	$427,500	90%	$427,500	90%	$427,500
Thompson	$---	$187,500	50%	$281,250	75%	$281,250	75%	$281,250

Note 1:	Cash portion of the 2018 award paid to NEOs during the first quarter of 2019.

As described earlier, our incentive compensation plans are guidelines. Once the amounts are calculated based on the formula guidelines, they must be approved by the Compensation Committee before payment is made. The Compensation Committee, at its discretion, has the authority and responsibility to approve, reject, or amend the proposed payment, as calculated by formula guidelines. The Compensation Committee did not exercise its discretion to change the proposed payment of annual bonuses in 2018.

[1]	See “Explanation of Certain Unaudited Non-GAAP Financial Measures” starting on page 49 for a reconciliation of GAAP to Non-GAAP measures.

As described above, 100% of our NEOs 2018 incentive compensation awards were paid in cash during the first quarter of 2019.

Events that would preclude the payment of an annual incentive award are: (1) regulatory action that prevents the Company or its subsidiary bank from paying any dividends or any other restrictive measure as decided by the Compensation Committee; and (2) failure to maintain well-capitalized status with regard to Tier 1 risk based capital and Tier 1 leverage ratios.

Clawbacks: New bonus and incentive payments to our NEOs, as well as certain other senior officers, are subject to claw back provisions such that the NEO will return to the Company any bonus or incentive compensation paid to him or her by the Company if such bonus or incentive compensation payment is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Long-Term Incentive (“LTI”) Plan. During 2018, the Compensation Committee, with the assistance of its compensation consulting firm, implemented the 2018 LTI plan. Key highlights of the plan are outlined in the following table with a more detailed description below.

	Performance Share Units (PSUs)	Restricted Stock Units (RSUs)
Percent of Total Award	50%	50%

Vesting	3 Year Cliff	3 Year Ratable

Performance Vesting Measure	Relative TSR (50%)	N/A
	Absolute EPS growth (50%)	N/A

Holding Period After Vest	Yes, 2 Years	Yes, 2 Years

Performance Share Units. The first component is half of the total award and consists of PSUs which will cliff vest on January 1, 2022 based on two metrics. Fifty percent of this award component (or 25% of the total award) will be based on the Company’s TSR over the vesting period relative to the Company’s peer group and the remaining fifty percent (or 25% of the total award) will be based on the Company’s absolute EPS growth over the same vesting period. To the extent any PSUs are vested on January 1, 2022, there is a two-year holding period before the PSUs are settled and common shares are issued. TSR is defined as a company’s total shareholder return, calculated based on the stock price appreciation during the Performance Period plus the value of dividends paid on such stock during the Performance Period, which will be deemed to have been reinvested in the underlying company’s stock. EPS growth is defined as the Company’s three year absolute compound EPS growth. The Performance Period commenced on January 1, 2019 and will end on December 31, 2021.

Depending on the Company’s TSR relative to the peer group each NEO may earn between 0% and 150% of the target award corresponding to the Company’s attainment of the performance level as set forth in the table below on the last day of the Performance Period.

Performance Level	Company’s TSR Percentile on the PSU Vesting Date	Percentage of PSUs That Vest
Maximum	75th TSR percentile	150%
Target	50th TSR percentile	100%
Minimum	25th TSR percentile	0%

Depending on the Company’s three year absolute compound EPS growth rate each NEO may earn between 0% and 150% of a target award corresponding to the Company’s attainment of certain EPS growth rates during the performance period.

The actual number of PSUs earned and vested for each NEO will be based on the actual performance level achieved at or between each performance level and will be interpolated on a straight line basis for pro-rata achievement of the performance goal as summarized in the table below.

	Relative TSR Goal					Absolute EPS Growth Goal
	Number of PSUs			in Dollars (1)		Number of PSUs			in Dollars (1)
	Minimum	Target	Maximum	Target	Maximum	Minimum	Target	Maximum	Target	Maximum
Corbett	0	7,173	10,760	$167,992	$251,987	0	7,173	10,760	$167,992	$251,987
Pinner	0	0	0	$0	$0	0	0	0	$0	$0
Idell	0	1,722	2,582	$40,318	$60,470	0	1,722	2,582	$40,318	$60,470
Young	0	3,635	5,452	$85,120	$127,674	0	3,635	5,452	$85,120	$127,674
Thompson	0	1,793	2,690	$41,992	$63,000	0	1,793	2,690	$41,992	$63,000

(1) Assumes fair value of each PSU is equal to $23.42 at the grant date of September 12, 2018.

A condition of vesting any earned PSUs is that the NEO has remained in continuous employment with the Company or an Affiliate from the grant date through the PSU vesting date, except if the NEOs continuous service terminates during the Performance Period as a result of his death or disability, in which case the NEO will vest on such date in a pro rata portion. In addition, if there is a change in control during the Performance Period, the number of PSUs that will vest will be the greater of (a) the number of PSUs that would have vested (if any) if the Performance Period ended on the date of the change in control on a pro rata basis, or (b) the number of PSUs that would have vested assuming the Company’s achievement of the Target Performance Level adjusted on a pro rata basis. However, if the Company’s TSR at the end of the Performance Period is negative, then the maximum number of PSUs that can vest is the Target Award, regardless of how the Company’s TSR compares to the peer group at the end of the Performance Period.

Restricted Share Units. The second component is half of the total award and consists of RSUs which vests as follows based on continued employment: one third on January 1, 2020, 2021 and 2022, respectively. Once vested, there is a two- year holding period before the awards are settled into shares. The table below describes the number of RSUs granted and issued to each NEO during 2018.

	RSUs Awarded Sept 12, 2018	Fair Value in dollars (2)	Vesting Date (1) Jan 1, 2020	Vesting Date (1) Jan 1, 2021	Vesting Date (1) Jan 1, 2022
Corbett	12,328	$327,925	4,109	4,109	4,110
Pinner	0	$0	0	0	0
Idell	2,959	$78,709	986	986	987
Young	6,246	$166,144	2,802	2,082	2,802
Thompson	3,082	$81,981	1,027	1,027	1,028

(1) Once vested, there is an additional two-year holding period before the awards are settled into shares.

(2) Assumes the fair value of each RSU is equal to $26.60 at date of grant of September 12, 2018.

If the NEO’s employment is terminated within 12 months following a Change in Control (a) without Cause or (b) by NEO for Good Reason (as these terms are defined in their employment agreements), then all unvested units will immediately vest and be considered vested shares. If the NEO retires because of reaching the age of 65 or reaching the age of 55 plus ten years of service, and agrees to sign a non-compete for a two year period from date of retirement then all unvested PSUs and RSUs will immediately vest and will be paid after the holding period; otherwise such shares will vest pro-rata as of the date of retirement, to be paid after the applicable performance and holding period.

Positives of Holding Period. Both components of the LTI award are subject to a two-year mandatory holding period after vesting of the units before the awards are settled into shares. Requiring the executives to hold shares beyond the vesting period has several key positives, including increased long-term focus of executives, a mechanism for any potential future compensation claw back, and accounting savings associated with the illiquidity of the shares.

For 2018, salary and bonus comprised the following percentage of total compensation for each of our named executives as listed below.

2018 Salary and Bonus as a Percentage of Total Compensation
	Combined Salary and Bonus	As Percentage of Total Compensation
John C. Corbett	$1,593,750	63%
Ernest S. Pinner	$1,125,000	98%
Jennifer L. Idell	$630,000	78%
Stephen D. Young	$902,500	65%
Mark W. Thompson	$656,250	77%

Employment Agreements. Each of our named NEOs has an employment agreement.

The agreements provide for the following:

•

Term of Employment. Each employment agreement, other than Mr. Pinner’s agreement, has a term of employment of three years from the effective date of the agreement. On the first anniversary date of the effective date and on each anniversary thereafter, each agreement is automatically extended for one additional year unless the Board of Directors or executive determines not to extend the term. for Mr. Pinner’s employment agreement has been converted to a fixed term ending December 31, 2020.

•

Reimbursement of Business Expenses and Fringe Benefits. Subject to guidelines issued from time to time by the Company, the NEO is entitled to reimbursement for all reasonable business expenses incurred in performing his duties and obligations, including but not limited to reasonable business travel and entertainment expenses, including country club memberships, and reasonable expenses for attendance at periodic industry and trade association meetings and conferences.

•	Vacation and sick leave. The NEO is entitled to paid annual vacation and sick leave in accordance with policies established from time to time by the Company.

•	Employee Benefit Plans. The NEO is entitled to participate in employee benefit plans presently in effect or as these plans may be modified or added from time to time.

•

Disability Insurance. The Company will reimburse the NEO (except for Messrs. Pinner and Thompson and Ms. Idell) the cost to purchase and maintain disability insurance coverage providing a monthly disability benefit to age 65 not to exceed the lesser of (x) 60% of base salary or (y) $25,000. The amount reimbursed by the Company will be grossed up to compensate the NEO for related Federal and State income taxes imposed on the NEO as a result of the reimbursement.

•

Incentive Bonus Plans. The NEO is entitled to participate in the incentive bonus plans applicable to his employment position and in accordance with policies and procedures established from time to time.

•

Severance. If the NEO voluntarily terminates employment with good reason or is involuntarily terminated without cause, subject to execution of a release, he or she will be entitled to a lump sum cash payment equal to (i) for Messrs. Corbett and Young, one times the highest annual compensation as reported on the NEO’s Form W-2 over the three-year period immediately preceding the year in which notice of employment termination is given, (ii) for Mr. Pinner, the balance of his salary through the end of the term of his employment agreement, (iii) for Mr. Thompson, one times his base salary, and (iv) for Ms. Idell, one times the sum of her base salary and highest annual bonus earned during the prior three years, in each case pursuant to the terms of the Agreement. In addition, the NEOs would be entitled to continued health and dental benefits for a period of time after termination.

•

Change in Control. If a change in control occurs during the term of the Agreement, Messrs. Corbett and Young will each be entitled to a lump sum cash payment (which will be paid regardless of whether the executive’s employment terminates) equal to three times his highest annual W-2 compensation in the three years preceding the change in control. The other NEOs are entitled to the following payments if there is a change in control and their employment is terminated without cause or they resign for good reason within 12 months after the change in control: (i) for Mr. Pinner and Thompson and Ms. Idell, the NEO is terminated without cause within 12 months of the change in control, the NEO will be entitled to a cash payment equal to two and one half times (three times in the case of the sum of his/her salary and his/her highest annual bonus in the prior three years and (ii) for Mr. Thompson, two times his base salary. In addition, for Messrs. Corbett and Young, if the payment (together with any other payments or benefits owed to the executive) result in any excise tax on the NEO under Sections 280G and 4999 of the Internal Revenue Code of 1986, then the Company is required to make an additional payment equal to the excise tax payable by the NEO plus an amount necessary to provide the excise tax payment net of all income, payroll and excise taxes that would otherwise be incurred by the NEO.

•

Non-Compete and Non-Solicitation. The NEOs are prohibited from competing with or soliciting business relationships or soliciting Company employees for a period of one year subsequent to termination (two years in the case of Ms. Idell), except following a change in control.

See the discussion entitled “Potential Payments upon Termination or Change in Control” under “Executive Compensation” which provides the amount of compensation each NEO would receive under various termination events based upon the employment agreements.

Split Dollar Agreements. Each of our named executives, except for Mr. Thompson and Ms. Idell, has a Split Dollar Agreement, whereby we purchased single premium life insurance on the executive. If the executive dies while still employed with us, his beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the Agreement). If death occurred at December 31, 2018, the amount each NEO’s beneficiary would be entitled to receive is $264,722, $336,872, and $240,106 in the case of Messrs. Corbett, Pinner, and Young, respectively. If death occurs after separation from service, and if, pursuant to the Split-Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the Agreement) at the date of death, the executive’s beneficiary is entitled to a benefit equal to 10% of the Net Death Proceeds. In addition to Split Dollar Agreements, we also have certain term life insurance arrangements between the Company and the executive in addition to the normal group life insurance coverage on all employees, also known as bank-owned life insurance or BOLI. At December 31, 2018, the additional amount of these term life insurance arrangements were $212,141, $100,399, $150,000, $193,430 and $100,000 in the case of Mr. Corbett, Mr. Pinner, Ms. Idell, Mr. Young and Mr. Thompson, respectively. We believe this is another way of helping to retain our executives. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to the Company’s Form 8-K dated January 11, 2006.

Deferred Compensation Agreements. Our NEOs, except Mr. Thompson and Ms. Idell, have Supplemental Executive Retirement Plans (“SERP”) with the Company. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. The percentage of Final Pay is 35%. Mr. Pinner’s annual benefit is $150,000. See the discussion entitled “Pension Benefits” which provides a description and the potential amount of retirement benefits each NEO would receive under various termination events based upon the SERP agreements. The agreements include one year non-compete and non-solicitation restrictions, except following a change in control.

Deductibility of Executive Compensation

During 2018, Section 162(m) of the Internal Revenue Code prohibited CenterState from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to certain of our senior executives, including our NEOs. Prior to the 2017 tax reform, the $1 million compensation deduction limitation did not apply to “performance-based compensation.” The Tax Cuts and Jobs Act of 2017 repealed the exception for “performance-based compensation” awarded pursuant to compensation agreements entered into after November 2, 2017, but permitted the deduction under Section 162(m) for compensation awards and agreements entered prior to November 2, 2017.

CenterState does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Compensation Committee considers the net cost and value to CenterState of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances CenterState’s ability to attract and retain individuals as well as to create longer term value for shareholders. The Compensation Committee reserves the right to pay nondeductible compensation if it is in the best interests of the Company and consistent with the Company’s business needs.

Compensation Risk Management

The Company’s Compensation Committee reviewed a risk assessment of all incentive plans (defined broadly as cash plans, equity plans, employment agreements and executive benefits plans) in place during fiscal year 2018 that apply throughout the Company. The assessment of the incentive plans was performed by the Company’s senior risk officer and entailed discussions of each plan’s design and operation. The assessment followed the parameters of the Guidance on Sound Incentive Compensation Policies finalized in 2010 that apply to all banking organizations. Major categories included compensation program administration, overall compensation structure, general incentive plan design and payout curves, performance metrics, equity compensation, and termination provisions.

The purpose of this review was to determine whether the risks related to the design and operation of these plans, if present, are reasonably likely to have a material adverse effect on the Company or if they are balanced with respect to risk to the Company and the Bank and, specifically, do not encourage the NEOs, senior executives, any employee or employee group to take unnecessary and excessive risks that threaten the value of the Company or the Bank or the safety and soundness of the Bank. We believe that our compensation policies and practices do not encourage excessive risk-taking and are not reasonably likely to have a material adverse effect on the Company. The various factors which support this conclusion include:

•	The oversight of the incentive plans by the Compensation Committee of the Board of Directors;

•

Management and risk oversight and monitoring of key plans and programs, including periodically reviewing incentive compensation philosophy, setting appropriate financial and operating goals based on appropriate incentives, approving target level payouts, and actual payouts based on actual performance during the year;

•	Vesting requirements, and further stock holding and award deferral requirements which encourage a long-term perspective among participants;

•	A preference for performance measures which result in payments only upon achievement of ultimate financial results, which include credit quality metrics;

•

Tailored incentive arrangements that account for differences between employees, particularly senior executives, managers and line employees and among different employee groups (i.e.. retail, correspondent, mortgage, commercial bank);

•	Limited arrangements with medium risk features, all of which are included in a small number of legacy agreements;

•	Review of plan design and plan documents, including agreements and business line incentive plans, by outside counsel expert in the incentive plan and consumer compliance areas; and

•	Centralized administration and oversight of plans and programs.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Griffin A. Greene, Chairman

Thomas E. Oakley

Joshua A. Snively

Michael F. Ciferri

William Knox Pou, Jr.

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for our named executive officers or NEOs, for the years presented. Below this table and footnote explanation, is a subsidiary table listing the components of all other compensation. In the table directly below, equity and cash awards are shown in their entirety in the year the award related to, even if it does not vest for a lengthy period of time and/or if it is conditional upon certain events and or criteria.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John C. Corbett,	2018	$675,000	$843,750	$663,908(1)	---	---	$230,193(2)	$30,523	$2,443,374
Principal Executive	2017	$562,500	$675,000	$608,080	---	---	$175,743	$29,285	$2,050,608
Officer and President	2016	$510,000	$393,750	$497,107	---	---	$147,003	$20,019	$1,567,879
Ernest S. Pinner,	2018	$425,000	$675,000	---	---	---	---	$20,427	$1,120,427
Executive Chairman of the	2017	$400,000	$600,000	$96,703	---	---	---	$23,343	$1,120,046
Board of Directors	2016	$400,000	$300,000	$191,252	---	---	---	$19,429	$910,681
Jennifer L. Idell,	2018	$340,000	$270,000	$159,344(1)	---	---	---	$21,000	$790,344
Principal Financial Officer	2017	$300,000	$240,000	$186,588	---	---	---	$20,800	$747,388
Executive Vice President,	2016	$263,333	$136,500	$143,561	---	---	---	$11,533	$554,927
Chief Financial Officer
Stephen D. Young,	2018	$437,500	$427,500	$336,384(1)	---	---	$112,998(2)	$31,607	$1,345,989
Chief Operating Officer and	2017	$375,000	$360,000	$321,445	---	---	$91,726	$30,046	$1,178,217
Executive Vice President	2016	$337,500	$233,125	$198,540	---	---	$77,115	$22,505	$868,785
Mark W. Thompson	2018	$347,500	$281,250	$165,965(1)	---	---	---	$25,589	$707,804
Bank President	2017	$240,188	$83,596	$73,648	---	---	---	$18,844	$416,276
	2016	$217,688	$47,863	$63,069	---	---	---	$9,207	$337,827

(1) Represents grant date fair value of all stock awards granted during 2018 as summarized in the table below.

	Grant date fair value of RSUs awarded pursuant to the Company’s LTI Plan (a)	Grant date fair value of PSUs awarded pursuant to the Company’s LTI Plan (b)	Grant date fair value of total stock awards granted during year 2018 (c)
Grant date:	9/12/18	9/12/18
John C. Corbett	$327,925	$335,983	$663,908
Ernest S. Pinner	---	---	---
Jennifer L. Idell	$78,709	$80,635	$159,344
Stephen D. Young	$166,144	$170,240	$336,384
Mark W. Thompson	$81,981	$83,984	$165,965

(a)

Represents the fair value as of the grant date for time-vested RSUs. The RSUs will vest at a rate of one third on each of January 1, 2020, 2021 and 2022. After the shares vest, there is an additional restricted period of two years before the awards settle into shares, before which time the executive cannot sell, pledge or otherwise transfer the vested shares.

(b)

Represents the fair value as of the grant date for PSUs. The PSUs may vest on January 1, 2022, subject to certain conditions as described in “Long-Term Incentive (“LTI”) Plan” on page 27. After the PSUs vest on January 1, 2022, if any, there is an additional restricted period of two years before the PSUs, if any, are converted to common shares.

(c)

The value of stock awards were computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts reported for awards granted in 2018 are included in footnote 1 to the Company’s audited financial statements for the fiscal year ended December 31, 2018, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2019.

(2) Represents the change in the accrual balance relating to Supplemental Executive Retirement Plans (“SERPs”) entered into between the Company and the executive listed above.

Subsidiary Table – All Other Compensation

Name of NEO	year	Company Contributions to 401(K) Plan (1)	Country Club Dues	Disability Insurance Payments (2)	All Other (3)	Total
John C. Corbett	2018	$11,000	---	$9,295	$10,228	$30,523
Ernest S. Pinner	2018	$10,500	$8,430	---	$1,497	$20,427
Jennifer L. Idell	2018	$11,000	---	---	$10,000	$21,000
Stephen D. Young	2018	$11,000	$3,833	$6,648	$10,126	$31,607
Mark W. Thompson	2018	$11,000	$5,089	---	$9,500	$25,589

(1)	The Company matches employee contributions up to 4% of qualifying compensation for substantially all of its employees.
(2)	The Company has made cash payments to certain executives related to long-term disability insurance pursuant to the terms of the executive’s employment agreement.
(3)

Included in this category are certain contributions paid by the Company to the employee’s H.S.A. health insurance account, an automobile allowance and the imputed value of certain BOLI split dollar agreements. There were no “gross ups” or other amounts reimbursed during the fiscal year for the payment of taxes.

GRANTS OF PLAN-BASED AWARDS TABLE

During 2018, the Compensation Committee, with the assistance of its compensation consulting firm, granted equity based awards pursuant to a LTI plan for the NEOs. The awards granted on September 12, 2018 included time-vesting RSUs and performance-based PSUs. The LTI plan is described on page 27. All equity based awards granted during 2018 to our NEOs are summarized in the table below.

	Award	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards	All Other Option Awards	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Type	Date	Threshold	Target	Max	Threshold	Target	Max
Corbett	PSUs	9/12/18	---	---	---	---	14,346	21,519	---	---	---	$335,983 (1)
	RSUs	9/12/18	---	---	---	---	---	---	12,328	---	---	$327,925 (2)
Pinner	N/A	---	---	---	---	---	---	---	---	---	---	---
Idell	PSUs	9/12/18	---	---	---	---	3,443	5,164	---	---	---	$80,635 (1)
	RSUs	9/12/18	---	---	---	---	---	---	2,959	---	---	$78,709 (2)
Young	PSUs	9/12/18	---	---	---	---	7,269	10,903	---	---	---	$170,240 (1)
	RSUs	9/12/18	---	---	---	---	---	---	6,246	---	---	$166,144 (2)
Thompson	PSUs	9/12/18	---	---	---	---	3,586	5,380	---	---	---	$83,984 (1)
	RSUs	9/12/18	---	---	---	---	---	---	3,082	---	---	$81,981 (2)

(1)

Represents the fair value as of the grant date for PSUs. The PSUs may vest on January 1, 2022, subject to certain conditions as described in “Long-Term Incentive (“LTI”) Plan” on page 27. After the PSUs vest on January 1, 2022, if any, there is an additional restricted period of two years before the PSUs, if any, are converted to common shares.

(2)

Represents the fair value as of the grant date for time-vested RSUs. The RSUs will vest at a rate of one third on each January 1, 2020, 2021 and 2022. After the shares vest, there is an additional restricted period of two years before the award settles into shares, before which time the executive cannot sell, pledge or otherwise transfer the vested shares.

Outstanding Equity Awards at December 31, 2018

The table below identifies each equity award granted to the NEOs that remains outstanding at December 31, 2018. In September 2018, the Compensation Committee awarded PSUs and RSUs pursuant to the 2018 LTI plan to employees which were granted under the 2018 Equity Incentive Plan (“2018 Plan”). Under our 2013 Equity Incentive Plan (“2013 Plan”), our Compensation Committee and/or Board of Directors awarded incentive stock option grants (“ISOs”) and Restricted Stock Awards (“RSAs”) to employees at their discretion. Options issued pursuant to our 2013 Plan are issued at an exercise price equal to the market value as of the grant date. The closing price of our common stock on the grant date, as reported by Nasdaq, is used to determine market value. Each stock option award granted has a ten year term and vests 10% each year for the first eight years and 20% during the ninth year. Stock option awards granted pursuant to our earlier 2007 Equity Incentive Plan (which was replaced by the 2013 Plan) also have ten year terms, with various vesting periods generally ranging from three to ten years. Unexercised stock options terminate upon the termination of employment, except for death, disability, change of control, or normal retirement. Unvested restricted stock awards terminate upon termination of employment, except for death, disability or change of control. We do not have any pre-determined dates, schedules, procedures or policies for granting equity based compensation awards. Grants are awarded at the discretion of our Compensation Committee and/or Board of Directors.

	Option awards					Stock awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of shares, units or other rights that are vested (but unissued) and unvested (#)	Equity incentive plan awards: market or payout value of shares, units or other rights that are vested (but unissued) and unvested ($)
Name	exercisable	unexercisable
John C. Corbett	---	---	---	---	---	12,000 (3)	$252,480 (2)	---	---
	---	---	---	---	---	5,198 (5)	$109,366 (2)	---	---
	---	---	---	---	---	---	---	42,909 (6)	$902,805	(2)
	---	---	---	---	---	---	---	18,411 (7)	$387,367	(2)
	---	---	---	---	---	---	---	16,362 (8)	$344,256	(2)
	---	---	---	---	---	---	---	35,330 (9)	$743,343	(2)
Ernest S. Pinner	---	---	---	---	---	3,960 (5)	$83,318 (2)	---	---
	---	---	---	---	---	---	---	114,177 (7)	$2,402,284	(2)
Jennifer L. Idell	500	1,000 (1)	---	$8.87	8/3/20	---	---	---	---
	---	---	---	---	---	3,000 (4)	$63,120 (2)	---	---
	---	---	---	---	---	1,802 (5)	$37,914 (2)	---	---
	---	---	---	---	---	---	---	11,186 (6)	$235,353	(2)
						---	---	1,959 (7)	$41,217	(2)
	---	---	---	---	---	---	---	3,968 (8)	$83,487	(2)
	---	---	---	---	---	---	---	9,435 (9)	$198,512	(2)
Stephen D. Young	25,000	---	---	$10.92	2/2/20	---	---	---	---
	---	---	---	---	---	10,000 (3)	$210,400 (2)	---	---
	---	---	---	---	---	2,946 (5)	$61,984 (2)	---	---
	---	---	---	---	---	---	---	19,200 (6)	$403,968	(2)
	---	---	---	---	---	---	---	6,102 (7)	$128,386	(2)
	---	---	---	---	---	---	---	5,371 (8)	$113,006	(2)
	---	---	---	---	---	---	---	16,499 (9)	$347,139	(2)
Mark W. Thompson	3,000	2,000 (1)	---	$6.78	6/8/12	---	---	---	---
	---	---	---	---	---	2,000 (5)	$42,080 (2)	---	---
	---	---	---	---	---	1,264 (5)	$26,595 (2)	---	---
	---	---	---	---	---	---	---	5,306 (6)	$111,638	(2)
	---	---	---	---	---	---	---	5,948 (9)	$125,146	(2)

(1)	These options vest and are exercisable at a rate of 10% per year during the first eight years and 20% during the ninth year.
(2)	Market value is based on the closing price of the Company common stock at December 31, 2018 ($21.04) times the number of restricted shares or units.
(3)	These are restricted stock grants awarded on February 2, 2010 and vest over a ten year period at a rate of 10% each year from the grant date.
(4)	These are restricted stock grants awarded on June 8, 2012 and vest over a ten year period at a rate of 10% each year from the grant date.
(5)

These are restricted stock grants related to the deferred portion of the 2016 annual incentive bonus, awarded in February 2017. This deferred portion will vest during the first quarter of 2019, subject to certain conditions.

(6)

These are time-vesting restricted share units awarded pursuant to the Company’s LTI plan on September 17, 2015, September 12, 2016, September 19, 2017 and September 12, 2018. Partial vesting occurs approximately on an annual basis with the final vesting period to occur on January 1, 2022, subject to certain conditions. Subsequent to the vesting date, there is an additional two-year holding period until the awards settle into shares, before which the executive is prohibited from selling or transferring the vested shares.

(7)

These are performance share units awarded on September 18, 2014 which vested at 150% of target on December 31, 2017, subject to an additional two-year holding period ending in December 2019. The executive is prohibited from selling or transferring the vested shares during the two-year hold period. The performance shares units are scheduled to settle in December 2019.

(8)

These are performance share units awarded on September 17, 2015 which vested at 145% of target on January 1, 2019. The performance share units are subject to an additional two year holding period ending on January 1, 2021 whereby the executive is prohibited from selling or transferring the vested shares.

(9)

These are performance share units awarded pursuant to the Company’s LTI plan on September 12, 2016, September 19, 2017 and September 12, 2018. The number of units that ultimately may vest on January 1, 2020, January 1, 2021 and January 1, 2022 are between zero and 150% of target based on the Company’s relative total shareholder return and the Company’s absolute earnings per share growth during specified periods. The number of units listed in the table above represents the number of potential units that may vest per each NEO at target level performance. Subsequent to the vesting date, there is an additional two-year holding period until the awards settle into shares, before which the executive is prohibited from selling or transferring the vested shares.

Option Exercises and Stock Vested

Stock awards acquired on vesting and stock options exercised by our named executives during 2018 are listed in the table below.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting or exercise ($)
John C. Corbett	2,000	$24,220	21,957	$564,727
Ernest S. Pinner	---	---	13,459	$354,510
Jennifer L. Idell	---	---	5,779	$23,910
Stephen D. Young	7,342	$90,600	11,810	$299,725
Mark W. Thompson	3,000	$30,090	3,185	$90,193

PENSION BENEFITS

The Company has entered into Supplemental Executive Retirement Plans (“SERP”) with certain of its executive officers. The plans are nonqualified deferred compensation arrangements that are designed to provide supplemental retirement income benefits to participants. Upon termination of employment on or after normal retirement at age 65, the participant will receive a monthly retirement income benefit equal to a fixed dollar amount in the case of Mr. Pinner, and equal to a percentage of Final Pay in the case of Messrs. Corbett and Young. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service and the percentage of Final Pay is 35%.

Summary of Mr. Pinner’s SERP agreement:

On December 30, 2008, the Company entered into a SERP agreement with Mr. Pinner. Pursuant to the terms of the SERP, upon normal retirement date, defined as December 15, 2013, Mr. Pinner will be entitled to an annual benefit of $150,000. The Company will distribute the annual benefit to Mr. Pinner in 12 consecutive monthly payments for a period of fifteen years commencing within thirty days subsequent to his defined normal retirement date. Mr. Pinner is vested 100% in the current accrual balance, which is $1,062,984 at December 31, 2018. Mr. Pinner commenced receiving these monthly payments in January 2014. If a change of control occurs the Company will cease future monthly payments and make a lump sum cash payment to Mr. Pinner equal to the present value of all remaining payments previously entitled to him.

Summary of SERP agreements with Messrs. Corbett and Young:

On July 13, 2010, the Company entered into SERP agreements with Messrs. Corbett and Young. Pursuant to the terms of the SERP agreements, upon normal retirement date, defined as age 65, Messrs. Corbett and Young will be entitled to 35% of their Final Pay. Final Pay is defined as the executive’s highest annualized base salary for the five years prior to separation from service. Based on the assumptions summarized below, the expected annual benefits Messrs. Corbett and Young could be entitled to receive starting at age 65 is approximately $651,724 and $670,390, respectively. The annual benefit payments will be paid for the life of the executive with an 18 year minimum payment. The expected annual benefit payment that they are expected to receive at age 65 will increase by 3.25% each year thereafter.

Assumptions used to arrive at estimated annual benefits at age 65 include using an annual discount rate of 6% and projecting the estimated Final Pay by using annual average projected salary increases of 6.25%.

Early Retirement: An executive can elect early retirement at age 55 or older if the executive has at least 10 years of service. Upon early retirement, the annual benefit will be reduced based on the accrual balance as of the month end prior to separation from service.

Early Voluntary Termination: If early voluntary termination occurs, the benefit payable is the accrual balance determined as of the end of the month preceding separation from service subject to vesting. At December 31, 2018, the executive is 80% vested in his accrual balance with respect to early voluntary termination and will become 100% vested in his accrual balance on December 31, 2019.

Early Involuntary Termination: If early involuntary termination occurs the benefit is 100% of the accrual balance determined as of the end of the month preceding separation from service plus the projected accruals for the next 60 months following separation from service for the first five years of the plan. Beginning with the sixth plan year the benefit amount will equal the projected accrual balance as of the end of the tenth plan year. During the eleventh plan year and beyond, the benefit amount will equal the accrual balance as of the end of the month preceding separation from service.

Disability Benefit: If the executive becomes disabled prior to normal retirement, the benefit is 100% of the Accrual Balance determined as of the end of the month preceding such disability.

Change in Control Benefit: If a change in control occurs prior to normal retirement age, the benefit will be the present value determined as of the date of the change in control, using a 6% discount rate, of the present value, also using a 6% discount rate, of the eighteen year stream of payments of the projected benefit at normal retirement age.

Based on assumptions discussed above, the table below summarizes the annual projected normal retirement benefit at commencement for our named executives.

	Commencement Date	Projected Annual Retirement Benefit at Commencement
Ernest S. Pinner	12/15/13	$150,000
John C. Corbett	11/5/33	$651,724
Stephen D. Young	3/2/41	$670,390

The SERP Agreements for Messrs. Pinner, Corbett, and Young can be located on Form 8-K Exhibit 10-1 filed on December 31, 2008, Form 8-K Exhibit 10.1 filed on July 14, 2010, and Form 10-K Exhibit 10.8 filed on March 7, 2011, respectively.

2018 Pension Table

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Ernest S. Pinner	SERP agreement 12/30/08	18	$1,062,984	$150,000
John C. Corbett	SERP agreement 7/14/10	18	$1,025,483	---
Stephen D. Young	SERP agreement 7/14/10	15	$529,526	---

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into employment agreements with Messrs. Pinner, Corbett, Young and Thompson and Ms. Idell. For additional information on severance and change in control payments to which the executives are entitled, see “COMPENSATION DISCUSSION AND ANALYSIS – Compensation Components.”

The following table summarizes the payments that would have been made to our named NEOs at December 31, 2018 pursuant to their employment agreements and under the circumstances indicated.

2018 Potential Payments upon Termination or Change in Control Table

Executive Benefits and Payments upon Termination	Voluntary with Good Reason	Voluntary	Involuntary without cause	Involuntary for cause	CIC only	CIC with Termination	Death	Disability
John C. Corbett
Salary	$1,944,560	---	$1,944,560	---	$5,833,681	$5,833,681	---	---
SERP	$922,935	$922,935	$1,281,047	---	$3,727,509	$3,727,509	$1,025,483	$1,025,483
Restricted stock grants (1) (4)	---	---	---	---	$361,846	$1,264,651	$1,264,651	$1,264,651
Performance share units (3) (4)	---	---	---	---	---	$715,967	$715,967	$715,967
BOLI split dollar agreement	---	---	---	---	---	---	$264,722	---
Additional term life insurance	---	---	---	---	---	---	$212,141	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$3,216,991	$3,604,134	---	---
Ernest S. Pinner

Salary	$900,000	---	$900,000	---	---	$2,812,500	---	---
SERP	$1,062,984	$1,062,984	$1,062,984	$1,062,984	$1,062,984	$1,062,984	$1,062,984	$1,062,984
Restricted stock grants (1) (4)	---	---	---	---	$83,318	$83,318	$83,318	$83,318
Performance share units (3) (4)	---	---	---	---	---	$2,402,284	$2,402,284	$2,402,284
BOLI split dollar agreement	---	---	---	---	---	---	$336,872	---
Additional term life insurance	---	---	---	---	---	---	$100,399	---
Jennifer L. Idell
Salary	$630,000	---	$630,000	---	---	$1,575,000	---	---
Restricted stock grants (1) (4)	---	---	---	---	$101,034	$336,388	$336,388	$336,388
Performance share units (3) (4)	---	---	---	---	---	$123,290	$123,290	$123,290
Unvested incentive stock options (2)	---	---	---	---	$12,170	$12,170	---	---
Additional term life insurance	---	---	---	---	---	---	$150,000	---
Stephen D. Young
Salary	$1,247,164	---	$1,247,164	---	$3,741,491	$3,741,491	---	---
SERP	$476,573	$476,573	$654,878	---	$2,472,117	$2,472,117	$529,526	$529,526
Restricted stock grants (1) (4)	---	---	---	---	$272,384	$676,352	$676,352	$676,352
Performance share units (3) (4)	---	---	---	---	---	$236,753	$236,753	$236,753
Unvested incentive stock options (2)	---	---	---	---	---	---	---	---
BOLI split dollar agreement	---	---	---	---	---	---	$240,106	---
Additional term life insurance	---	---	---	---	---	---	$193,430	---
Potential payment for tax gross-up pursuant to Sections 280G and 4999 of the IRC	---	---	---	---	$2,049,570	$2,189,739	---	---
Mark W. Thompson
Salary	$543,750	---	$543,750	---	---	$750,000	---	---
Restricted stock grants (1) (4)	---	---	---	---	$68,675	$180,313	$180,313	$180,313
Performance share units (3) (4)	---	---	---	---	---	$52,579	$52,579	$52,579
Unvested incentive stock options (2)	---	---	---	---	$28,680	$28,680	---	---
Additional term life insurance	---	---	---	---	---	---	$100,000	---

(1)	Acceleration of vesting related to restricted stock grants and restricted stock units. Value used in the table above is equal to the amount of vested and unvested restricted shares or units at December 31, 2018 times $21.04 per share, the market value of the Company’s common stock at December 31, 2018 as reported by Nasdaq.
(2)	Acceleration of in the money unvested incentive stock options. The value used in the table above is equal to the amount of unvested in the money incentive stock options multiplied by the excess of market value over the exercise price. The market value of the Common’s common stock at December 31, 2018 was $21.04 per share as reported by Nasdaq.
(3)	The value used in the table above is equal to the amount of the pro-rata PSUs that would vest pursuant to the terms and conditions of the related agreements multiplied by $21.04 per share, the market value of the Company’s common stock at December 31, 2018 as reported by Nasdaq. The PSU arrangements provide for a pro-rata vest based upon the higher of target or actual in a change of control as described on page 27.
(4)	Equity awards granted pursuant to the Company’s LTI plan on September 17, 2015, September 12, 2016, September 19, 2017 and September 12, 2018 do not vest automatically upon a change-in-control, but require the double trigger of change-in-control with termination of employment.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Crowe LLP as our independent registered public accounting firm for the year ending December 31, 2019. Crowe LLP has audited our consolidated financial statements for the year ending December 31, 2018 and has served in that capacity since fiscal year ending December 31, 2006. While we are not required to do so, we are submitting the appointment of Crowe LLP to serve as our independent registered public accounting firm for the year ending December 31, 2019 for ratification in order to ascertain the views of our shareholders on this appointment. If the appointment is not ratified, the Audit Committee may reconsider its selection. Even if the appointment of Crowe LLP is ratified by the shareholders, the Audit Committee may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines such a change would be in the best interests of the Company. We anticipate that a representative of Crowe LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions from shareholders.

The board of directors unanimously recommends a vote “FOR” the ratification of the appointment of Crowe LLP to serve as the independent registered public accounting firm for the year ending December 31, 2019.

Fees Paid to the Independent Auditor

The following sets forth information on the fees paid by us to Crowe LLP for 2017 and 2018.

	2017	2018
Audit fees	$650,000	705,000
Audit-related fees	282,187	400,000
Tax fees	4,500	15,000

Subtotal	936,687	1,120,000
All other fees	---	---

Total fees	$936,687	1,120,000

Services Provided by Crowe LLP

All services rendered by Crowe LLP in 2018 and 2017 were permissible under applicable laws and regulations, and were pre-approved by the Audit Committee. Pursuant to SEC rules, the fees paid to Crowe for services are disclosed in the table above under the categories listed below.

1)

Audit Fees – These are fees for professional services performed for the audit of our annual financial statements and review of financial statements included in our 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements. The increase in base audit fee of 8.5% is reflective of the growth of the Company from acquisitions, additional lines of business, and increase in the cost of living.

2)

Audit-Related Fees – These are fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements. These fees were for services performed related to audit and SEC related requirements pursuant to several acquisitions, our 2017 common stock offering, increases in audit scope related to several business expansions, including mortgage lending and derivatives, and other related services all of which were approved by the Audit Committee.

3)	Tax Fees – These are fees for professional services performed by Crowe with respect to tax compliance, tax advice and tax planning. Crowe LLP has not been engaged to prepare the

Company’s federal, state and local income tax returns. While we do not believe this is a non-permissible service with respect to our auditors, we have chosen to have these services performed by an unrelated public accounting firm.

4)	All Other Fees – These are fees for other permissible work that may be performed by Crowe LLP that do not meet the above category descriptions.

These services are actively monitored (both as to spending level and work content) by our Audit Committee to maintain the appropriate objectivity and independence in the core work of Crowe, the auditors of our consolidated financial statements.

AUDIT COMMITTEE REPORT

Our Board of Directors has an Audit Committee which during 2018 consisted of Directors Nunez, Greene, and Richey, each of whom is an independent director pursuant to the independence standards of the Sarbanes-Oxley Act of 2002, and as defined under the rules of the Financial Industry Regulatory Authority. Mr. Nunez is the chairman of the Audit Committee and has been designated a “financial expert” pursuant to the provisions of the Sarbanes-Oxley Act. The board of directors has deemed Mr. Nunez to meet the criteria for a “financial expert” as defined by the Sarbanes-Oxley Act, which basically is limited to those who have prepared or audited comparable company financial statements.

The Audit Committee held 10 meetings during 2018. The Audit Committee of the Board is responsible for providing independent, objective oversight over our financial reporting. The Audit Committee is governed by a written charter adopted and approved by the Board of Directors. The Audit Committee has implemented a Pre-Approval Policy for Audit and Non-Audit Services to insure that all audit and permitted non-audit services provided to the Company are appropriate. Specifically, the Audit Committee pre-approves the use of an independent accountant for all audit and non-audit services. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary. The Audit Committee charter and the Company’s Pre-Approval Policy for Audit and Non-Audit Services are included in the Company’s website at www.centerstatebanks.com.

This year, the Audit Committee reviewed the Audit Committee Charter and, after appropriate review and discussion, determined that the Audit Committee had fulfilled its responsibilities under the Audit Committee Charter. The Audit Committee also considered and concluded that the independent auditor’s provision of non-audit services in 2018 was compatible with applicable independence standards.

The Audit Committee annually considers whether to retain the Company’s independent registered public accounting firm. Crowe LLP has been the Company’s independent registered public accounting firm since 2006. The lead audit partner and other key engagement partners are rotated at least every five years. The current lead audit partner has served in this capacity since 2014 and is scheduled to rotate off as the lead audit partner after the 2018 audit. We have already interviewed the incoming lead partner, who is currently serving as one of the non-lead engagement partners, and are satisfied with the appointment. The Audit Committee, with the assistance of the Company’s Internal Audit Department, regularly surveys key operating personnel as to the performance of the independent registered public accounting firm and the other out-sourced internal audit providers. The Audit Committee also reviews and signs all of the audit and non-audit engagement letters, actively negotiates the fees for all audit and non-audit services and preapproves all non-audit services performed by the independent registered public accounting firm.

In deciding whether to retain Crowe LLP as the Company’s independent registered public accounting firm, the Audit Committee considered, among other factors:

•	The professional qualifications of Crowe LLP and that of the lead audit partner and other key engagement members;

•

Historical and recent performance on the Company’s audits, including the extent and quality of communications with the Audit Committee, and Crowe LLP’s commitment and ability to deliver appropriate audit services;

•	Crowe LLP’s understanding of the Company’s business, operations, accounting policies and practices;

•	Appropriateness of the audit fees;

•	Independence and the processes used by the independent registered public accounting firm to maintain its independence;

•	Tenure as the Company’s independent registered public accounting firm;

•	Issues raised by the Public Company Accounting Oversight Board (PCAOB) in its reports on the Firm’s audit quality and Crowe LLP’s responses thereto.

As a result of this evaluation, the Audit Committee recommends the appointment of Crowe LLP as the Company’ auditors for 2019.

Management is responsible for the preparation and presentation of our financial statements and its overall financial reporting process and, with the assistance of our internal auditors, for maintaining appropriate internal controls and procedures that provide for compliance with accounting standards and applicable laws.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in our annual report. In fulfilling its responsibilities, the Audit Committee discussed with our independent auditors, those matters required to be communicated to the Audit Committee under applicable PCAOB and U.S. Auditing Standards. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. The Audit Committee also discussed the auditor’s independence with the auditors and received a letter from the auditors regarding independence as required by applicable standards concerning independence. Finally, the Audit Committee reviewed and discussed with our management and the auditors, our audited financial statements as of, and for the year ended, December 31, 2018.

Based on the discussions with the auditors concerning the audit, the independence discussions, and the financial statement review, and additional matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board that our Annual Report on Form 10-K include the audited financial statements.

Audit Committee
G. Tierso Nunez II, Chairman
Griffin A. Greene
Daniel R. Richey

PAY RATIO

We are providing the following information to comply with Item 402(u) of Regulation S-K.

We have estimated that our pay ratio for 2018 is 50.8 to 1, calculated pursuant to SEC rules by dividing our CEO’s annual total compensation set forth in the Summary Compensation Table for 2018 ($2,518,374) by $49,577, which represents the median of the annual total compensation of our employees (other than our CEO) for 2018. We identified our median employee as of December 31, 2018, using our entire workforce of approximately 1,443 full time, part-time and temporary employees (excluding employees acquired due to mergers in calendar year 2018). Regular earnings, commissions and cash bonus were used to determine the median employee for the period from January 1, 2018 to December 31, 2018. We then calculated the median employee’s annual total compensation based on the proxy rules for determining the annual total compensation of our NEOs in order to determine the pay ratio.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and make various assumptions that may differ from other companies’ methodologies and/or assumptions. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

CERTAIN RELATED TRANSACTIONS

Our subsidiary bank has outstanding loans to certain of our directors, executive officers, their associates and members of the immediate families of such directors and executive officers. These loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with the banks and did not involve more than the normal risk of collectability or present other unfavorable features.

Our Board of Directors has adopted a written policy with respect to related person transactions. For the purpose of the policy, a “related person transaction” is a transaction in which we participate and in which any related person has a direct or indirect interest, other than (i) transactions available to all employees or customers generally, (ii) loans made by our subsidiary bank in the ordinary course of business, on substantially the same terms, including rates and collateral as those prevailing at the time for comparable loans with persons not related to the lending bank, and not involving more than a normal risk of collectability or presenting other unfavorable features; (iii) deposit relationships by a banking subsidiary of the Company in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable transactions with unrelated persons, or (iv) director fees.

Under the policy, any related person transaction may be consummated or may continue only if (i) our Audit Committee approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person, (ii) the transaction is approved by the disinterested members of our Board of Directors, or (iii) the transaction involves compensation that has been approved by our Compensation Committee.

A copy of this policy is included on our website at www.centerstatebanks.com. All related person transactions in 2018 required to be reported in this Proxy Statement were approved by either the Audit Committee, the Board of Directors or the Board of Directors of our subsidiary bank.

MANAGEMENT AND PRINCIPAL STOCK OWNERSHIP

The following sets forth, as of February 28, 2019, the stock ownership of each of our directors and nominees for directors, our named executive officers, and all directors and executive officers as a group. To our knowledge, the only shareholder who owned more than 5% of the outstanding shares of CenterState common stock on February 28, 2019 was Vanguard Group, Inc. (8.33%), 100 Vanguard Boulevard, Suite V26, Malvern, PA 19355 and BlackRock, Inc. (6.88%), 55 East 52nd Street, New York, NY 10055.

Director and Director Nominees	Amount and Nature of Beneficial Ownership (a)	Percentage of CenterState Common Stock (a)
James H. Bingham	122,271 shares (b)	0.13%
Michael Brown, Sr.	205,735 shares (c)	0.21%
C. Dennis Carlton	172,552 shares (d)	0.18%
Michael F. Ciferri	311,830 shares (e)	0.33%
John C. Corbett	89,147 shares (f)	0.09%
Jody J. Dreyer	1,898 shares (g)	0.00%
Griffin A. Greene	60,761 shares (h)	0.06%
Charles W. McPherson	33,437 shares (i)	0.03%
G. Tierso Nunez II	28,977 shares (j)	0.03%
Thomas E. Oakley	203,056 shares (k)	0.21%
Ernest S. Pinner	115,057 shares (l)	0.12%
William K. Pou, Jr.	91,496 shares (m)	0.10%
Daniel R. Richey	44,305 shares (n)	0.05%
David G. Salyers	10,892 shares (o)	0.01%
Joshua A. Snively	23,010 shares (p)	0.02%
Mark W. Thompson	27,093 shares (q)	0.03%

Named Executives
John C. Corbett	89,147 shares (f)	0.09%
Ernest S. Pinner	115,057 shares (l)	0.12%
Jennifer L. Idell	12,714 shares (r)	0.01%
Stephen D. Young	79,026 shares (s)	0.08%
Mark W. Thompson	27,093 shares (q)	0.03%

All Directors, Director Nominees and Executive Officers as a group (19 individuals)	1,675,564 shares	1.75%

Other 5% Owners
Vanguard Group, Inc.	7,988,942 shares (t)	8.33%
BlackRock, Inc.	6,591,107 shares (u)	6.88%

(a)

Information relating to beneficial ownership of CenterState common stock by directors is based upon information furnished by each person using “beneficial ownership” concepts set forth in rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Under such rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days from February 28, 2019. Under such rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may disclaim any beneficial interest. Accordingly, nominees and directors continuing in office are named as beneficial owners of shares as to which they may disclaim any beneficial interest. Please refer to page 35 for more information regarding all outstanding equity awards as of December 31, 2018 granted to the Company’s NEOs.

(b)

James H. Bingham. The nature of his beneficial ownership is as follows: 41,934 shares are held by a trust he controls, 3,512 shares are owned by a company he controls, 585 shares are owned by a dependent child, and 76,240 shares are owned individually, including those held in his retirement account. (No shares are pledged as security.)

(c)	Michael Brown, Sr. The nature of his beneficial ownership is as follows: 204,037 shares are owned by a Trust he controls and 1,698 shares are owned individually. (No shares are pledged as security.)

(d)

C. Dennis Carlton. The nature of his beneficial ownership is as follows: 65,422 shares are held by several Trusts he controls and 107,130 shares are owned individually. (99,312 shares are pledged as security.)

(e)

Michael F. Ciferri. The nature of his beneficial ownership is as follows: 104,831 shares are owned by a corporation or partnership he controls, 120,119 shares are owned individually and 86,880 shares are owned by his spouse. (116,221 are pledged as security.)

(f)

John C. Corbett. The nature of his beneficial ownership is as follows: 4,490 shares are owned by his IRA account and 84,657 shares are owned individually, including restricted shares (i.e. they can be voted and are included in total outstanding common shares). (No shares are pledged as security.)

(g)	Jody J. Dreyer. The nature of her beneficial ownership is as follows: 1,698 shares are held by a Trust she controls and 200 shares are owned individually. (No shares are pledged as security.)

(h)

Griffin A. Greene. The nature of his beneficial ownership is as follows: 28,505 shares are held individually including an IRA and SEP, 22,406 shares are owned jointly with spouse, and 9,850 shares are owned by a partnership he controls. (42,613 shares are pledged as security.)

(i)	Charles W. McPherson. The nature of his beneficial ownership is 22,619 shares owned by a Trust he controls and 10,808 shares are owned individually. (No shares are pledged as security.)

(j)

George Tierso Nunez II. The nature of his beneficial ownership is as follows: 15,000 shares are owned individually and within his IRA and 13,977 are owned jointly with spouse. (No shares are pledged as security.)

(k)

Thomas E. Oakley. The nature of his beneficial ownership is as follows: 153,266 shares are owned by a Trust he controls, 690 shares are owned by his child, 900 shares are owned by his spouse and 48,200 shares are owned individually. (189,704 shares are pledged as security.)

(l)

Ernest S. Pinner. The nature of his beneficial ownership is as follows: 107,693 shares are owned individually, including amounts in his IRA and restricted shares, 6,364 are owned jointly with spouse and 1,000 shares are held by a Trust her controls. (32,180 shares are pledged as security.)

(m)

William K. Pou, Jr. The nature of his beneficial ownership is as follows: 65,191 shares are owned jointly with his spouse, 19,487 shares are owned by Trusts he controls and 6,818 shares are owned individually. (No shares are pledged as security.)

(n)

Daniel R. Richey. The nature of his beneficial ownership is as follows: 13,228 shares are owned by corporations he controls, 8,135 shares are owned by his IRA, 5,924 are owned jointly with his spouse and 17,018 shares are owned individually. (No shares are pledged as security.)

(o)	David G. Salyers. The nature of his beneficial ownership is as follows: 8,500 are owned jointly with his spouse and 2,392 shares are owned individually. (No shares are pledged as security.)

(p)	Joshua A. Snively. The nature of his beneficial ownership is as follows: 14,510 shares are owned individually and 8,500 are owned joint with his spouse. (No shares are pledged as security.)

(q)

Mark W. Thompson. The nature of his beneficial ownership is as follows: 24,093 shares are owned individually including amounts in his IRA and 3,000 shares represent presently exercisable options. (No shares are pledged as security.)

(r)

Jennifer L. Idell. The nature of her beneficial ownership is as follows: 12,214 shares are owned individually and 500 shares represent presently exercisable stock options. (No shares are pledged as security).

(s)

Stephen D. Young. The nature of his beneficial ownership is as follows: 54,026 shares are owned individually, including restricted shares (i.e. they can be voted and are included in total outstanding common shares) and 25,000 shares represent presently exercisable options. (No shares are pledged as security.)

(t)	Information is as of December 31, 2018 as reported by Vanguard Group, Inc. on its SEC Form 13G filing. Vanguard Group, Inc. is located at 100 Vanguard Boulevard, Suite V26, Malvern, PA 19355.

(u)	Information is as of December 31, 2018 as reported by BlackRock, Inc. on its SEC Form 13G filing. BlackRock, Inc. is located at 55 East 52nd Street, New York, NY 10055.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of CenterState common stock, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. To our knowledge, based solely upon a review of forms furnished to us or written representations that no other reports were required, we believe that during the year ended December 31, 2018, all Section 16(a) filings applicable to our officers and directors were complied with in a timely fashion, other than one filing each for Messrs. McPherson, Carlton, Bingham and Thompson, which were late for administrative reasons.

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders:
2007 Equity Incentive Plan	98,100	$9.16	---	(1)
2013 Equity Incentive Plan	1,500	$10.22	---	(2)
2018 Equity Incentive Plan	---	---	2,055,246	(3)
Assumed stock option plans pursuant to the acquisition of
Gulfstream Bancshares, Inc.	52,600	$6.72	---
Gateway Financial Holdings, Inc.	341,425	$10.70	---
Sunshine Bancorp, Inc.	16,020	$15.88	---
HCBF Holding Company, Inc.	145,616	$15.06	---
Equity compensation plans not approved by shareholders:	---	---	---

Total	655,261	$11.26	2,055,246

(a)	Excludes 47,600 shares of restricted stock awards previously granted pursuant to the 2007 Equity Incentive Plan that are unvested and unissued as of December 31, 2018.
(b)

Excludes 159,619 shares of restricted stock awards granted pursuant to the 2013 Equity Incentive Plan which are unvested and unissued, 50,600 of restricted stock awards that have been issued but are not vested and 86,817 of restricted share units as of December 31, 2018. Also excludes the theoretical maximum of potential shares (308,587 units) that could be issued pursuant to the Performance Share Units awarded during 2014, 2015, 2016, 2017 and 2018.

(c)

Excludes 8,395 shares of restricted stock awards granted pursuant to the 2018 Equity Incentive Plan which are unvested and unissued as of December 31, 2018 and 41,630 of restricted share units awarded during 2018. Also excludes the theoretical maximum of potential shares (72,655 units) that could be issued pursuant to the Performance Share Units awarded during 2018.

Stock Option Plans

On April 26, 2018, our shareholders approved the CenterState 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan replaced the 2013 Plan discussed below. The 2018 Plan authorizes the issuance of up to 2,200,000 shares of the Company common stock. No more than $150,000 in grants of shares may be issued to any director in any one fiscal year. During 2018, we did not grant any employee incentive stock options.

On April 25, 2013, our shareholders approved the CenterState 2013 Equity Incentive Plan (the “2013 Plan”). The 2013 Plan replaced the 2007 Plan discussed below. The 2013 Plan authorizes the issuance of up to 1,600,000 shares of the Company common stock. Of this amount, 1,525,000 shares are allocated to employees, all of which may be issued as incentive stock options, and 75,000 shares are allocated to directors. In 2018, the 2013 Plan was frozen whereby no additional grants and/or awards were awarded pursuant to this plan subsequent to April 2018.

On April 24, 2007, our shareholders approved the CenterState 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan authorized the issuance of up to 1,350,000 shares of the Company common stock. Our Board of Directors approved freezing our 2007 Plan, whereby no additional future grants and/or awards awarded pursuant to this plan subsequent to April 2013.

On January 1, 2018, we converted all of the outstanding Sunshine stock options to CenterState stock options pursuant to our merger agreement with Sunshine. Total CenterState stock options issued pursuant to the Sunshine acquisition were for 590,345 shares, with a weighted average exercise price of $14.84 per share. At December 31, 2018, there were remaining unexercised options for 16,020 shares with a weighted average exercise price of $15.88 per share.

Also on January 1, 2018, we converted all of the outstanding HCBF stock options to CenterState stock options pursuant to our merger agreement with HCBF. Total CenterState stock options issued pursuant to the Sunshine acquisition were for 1,621,543 shares, with a weighted average exercise price of $14.80 per share. At December 31, 2018, there were remaining unexercised options for 145,616 shares with a weighted average exercise price of $15.06 per share.

On January 17, 2014, we converted all of the outstanding Gulfstream stock options to CenterState stock options pursuant to our merger agreement with Gulfstream. Total CenterState stock options issued pursuant to the Gulfstream acquisition were for 774,104 shares, with a weighted average exercise price of $6.99 per share. At December 31, 2018, there were remaining unexercised options for 52,600 shares with a weighted average exercise price of $6.72 per share.

On May 1, 2017, we converted all of the outstanding Gateway stock options to CenterState stock options pursuant to our merger agreement with Gateway. Total CenterState stock options issued pursuant to the Gateway acquisition were for 1,150,517 shares, with a weighted average exercise price of $11.32 per share. At December 31, 2018, there were remaining unexercised options for 341,425 shares with a weighted average exercise price of $10.70 per share.

In 2018, we granted 59,107 shares of restricted stock awards (“RSAs”) with an average fair value of $26.38 per share, pursuant to the 2013 Plan prior to the approval of the 2018 Plan. In addition, we granted 50,025 shares of RSAs and RSUs, with an average fair value of $27.08, during 2018. The RSAs vest within a range of two to five years. We also issued PSUs during 2018 which based on future performance over a three-year period will range between 0 and 72,655 units. The target level of performance will result in 48,435 units, with an average fair value of $23.42 per unit.

All of our equity compensation plans have been approved by our shareholders. A summary of the status of our stock option plans at December 31, 2018 is presented below:

Stock Options	Number of shares	Weighted Average Exercise Price
Outstanding at January 1, 2018	1,119,483	$11.26
Granted	—	—
Issued pursuant to the merger agreement with Sunshine	590,345	$14.84
Issued pursuant to the merger agreement with HCBF	1,621,543	$14.80
Exercised	(1,793,339)	$13.61
Forfeited	(882,771)	$15.37

Outstanding at December 31, 2018	655,261	$11.26

Exercisable at December 31, 2018	626,401

Weighted average fair value per share of options granted during the period	$0.00

Weighted average remaining contractual term of total options outstanding	4.2

OTHER MATTERS

Our management does not know of any matters to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies in the enclosed form of proxy and acting thereunder will vote on such matters in accordance with the recommendation of our Board of Directors.

Upon the written request of any person whose proxy is solicited by this proxy statement, we will furnish to such person without charge (other than for exhibits) a copy of our Annual Report on Form 10-K for its fiscal year ended December 31, 2018, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission. Written requests may be made to CenterState Bank Corporation, 1101 First Street South, Winter Haven, FL 33880, Attention: Corporate Secretary.

Explanation of Certain Unaudited Non-GAAP Financial Measures

Company compensation as reflected in this proxy statement is awarded based on financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”), including adjusted net income, adjusted EPS and adjusted ROA which we refer to as Non-GAAP financial measures. Management and the Compensation Committee used these Non-GAAP financial measures in its analysis of the Company’s performance in evaluating compensation during 2018. In addition, this proxy statement contains other Non-GAAP financial measures including ROTCE, adjusted ROTCE, efficiency ratio, TBVPS and adjusted TBVPS. Management uses these Non-GAAP financial measures in its analysis of the Company’s performance as it believes these Non-GAAP financial measures provide useful supplemental information and a clearer understanding of the Company’s performance trends, and facilitate comparisons with the performance of other financial institutions. The limitations associated with Non-GAAP financial measures are the risk that persons might disagree as to the appropriateness of items comprising these Non-GAAP financial measures for compensation purposes and that different companies might calculate these Non-GAAP financial measures differently. The table below provides reconciliations between GAAP and these Non-GAAP financial measures. These disclosures should not be considered an alternative to GAAP. All amounts in the table below are in thousands except per share data.

Reconciliation of GAAP to Non-GAAP Financial Measures

	Twelve months ended December 31,
	2018	2017
Adjusted net income (Non-GAAP)
Net income (GAAP)	$156,435	$55,795
Loss on sale of securities available for sale, net of tax	17	5
Gain on sale of trust department, net of tax	—	(820)
Gain on sale of deposits, net of tax	(465)	—
Merger-related expenses, net of tax	26,584	8,879
Deferred tax asset write down	—	18,575

Adjusted net income (Non-GAAP)	$182,571	$82,434

Adjusted net income per share - Diluted
Earnings per share - Diluted (GAAP)	$1.76	$0.95
Effect to adjust for loss on sale of securities available for sale, net of tax	—	—
Effect to adjust for gain on sale of trust department, net of tax	—	(0.01)
Effect to adjust for gain on sale of deposits, net of tax	(0.01)	—
Effect to adjust for merger-related expenses, net of tax	0.31	0.15
Effect to adjust for deferred tax asset write down	—	0.32

Adjusted net income per share - Diluted (Non-GAAP)	$2.06	$1.41
Adjusted return on average assets (Non-GAAP)
Return on average assets (GAAP)	1.43%	0.88%
Effect to adjust for loss on sale of securities available for sale, net of tax	—	—
Effect to adjust for gain on sale of trust department, net of tax	—	(0.01)%
Effect to adjust for gain on sale of deposits, net of tax	—	—
Effect to adjust for merger-related expenses, net of tax	0.24%	0.14%
Effect to adjust for deferred tax asset write down	—	0.29%

Adjusted return on average assets (Non-GAAP)	1.67%	1.30%

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

	Twelve months ended December 31,
	2018	2017
Return on average tangible equity (non-GAAP)
Net income (GAAP)	$156,435	$55,795
Amortization of intangibles, net of tax	7,937	2,767

Adjusted net income for average tangible equity (Non-GAAP)	$164,372	$58,562
Average stockholders’ equity (GAAP)	$1,662,815	$819,626
Average goodwill	(673,115)	(213,892)
Average core deposit intangible	(58,463)	(22,508)
Average other intangibles	(1,504)	(925)

Average tangible equity (Non-GAAP)	$929,733	$582,301
Return on average tangible equity (Non-GAAP)	17.68%	10.06%
Adjusted return on average tangible equity (non-GAAP)
Return on average tangible equity (Non-GAAP)	17.68%	10.06%
Effect to adjust for loss on sale of securities available for sale, net of tax	—	—
Effect to adjust for gain on sale of trust department, net of tax	—	(0.14)%
Effect to adjust for gain on sale of deposits, net of tax	(0.05)%	—
Effect to adjust for merger-related expenses, net of tax	2.86%	1.52%
Effect to adjust for deferred tax asset write down	—	3.19%

Adjusted return on average tangible equity (Non-GAAP)	20.49%	14.63%
Efficiency ratio (tax equivalent) (Non-GAAP)
Non interest income (GAAP)	$105,127	$65,175
Gain on sale of deposits	(611)	—
Gain on sale of trust department	—	(1,224)

Adjusted non interest income (Non-GAAP)	$104,516	$63,951
Net interest income before provision (GAAP)	$413,082	$235,543
Total tax equivalent adjustment	2,521	5,716

Adjusted net interest income (Non-GAAP)	$415,603	$241,259
Non interest expense (GAAP)	$312,467	$186,485
Amortization of intangibles	(10,018)	(4,066)
Merger and acquisition related expenses	(34,912)	(13,046)

Adjusted non interest expense (Non-GAAP)	$267,537	$169,373
Efficiency ratio (tax equivalent) (Non-GAAP)	60.0%	60.9%

Adjusted efficiency ratio, tax equivalent (Non-GAAP)	51.4%	55.5%

Explanation of Certain Unaudited Non-GAAP Financial Measures (continued)

	As of December 31,
	2018	2017
Tangible common equity (Non-GAAP)
Total stockholders’ equity (GAAP)	$1,971,344	$904,750
Goodwill	(802,880)	(257,683)
Core deposit intangible	(66,225)	(24,063)
Other intangibles	(2,953)	(551)

Tangible common equity (Non-GAAP)	$1,099,286	$622,453

Total assets (GAAP)	$12,337,588	$7,123,975
Goodwill	(802,880)	(257,683)
Core deposit intangible	(66,225)	(24,063)
Other intangibles	(2,953)	(551)

Total tangible assets (Non-GAAP)	$11,465,530	$6,841,678

Tangible common equity to tangible assets (Non-GAAP)	9.6%	9.1%
Common tangible equity per common share (Non-GAAP)	$11.49	$10.35
Common shares outstanding at period end	95,680	60,161

CENTERSTATE BANK CORPORATION

Annual Meeting of Shareholders

April 25, 2019 10:00 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Stephen D. Young and Jennifer L. Idell, or either of them, with individual power of substitution, proxies to vote all shares of the common stock of CenterState Bank Corporation which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Winter Haven Chamber of Commerce, 2nd Floor Auditorium, 401 Avenue B NW, Winter Haven, Florida 33881, on Thursday, April 25, 2019 beginning at 10:00 a.m., and at any adjournment thereof.

THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

PLEASE MARK, SIGN BELOW, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENVELOPE FURNISHED OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR TELEPHONE.

Continued and to be signed on reverse side

VOTE BY INTERNET – www.proxyvote.com

Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Directors
The Board of Directors recommends you vote FOR the election of the following nominees	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐

01	James H. Bingham	02	Michael J. Brown, Sr.	03	C. Dennis Carlton	04	Michael F. Ciferri
05	John C. Corbett	06	Jody J. Dreyer	07	Griffin A. Greene	08	Charles W. McPherson
09	G. Tierso Nunez II	10	Thomas E. Oakley	11	Ernest S. Pinner	12	William K. Pou, Jr
13	Daniel R. Richey	14	David G. Salyers	15	Joshua A. Snively	16	Mark W. Thompson

The Board of Directors recommends you vote FOR proposal 2.		For	Against	Abstain

2.	Approval of the advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 3.		For	Against	Abstain

3.	Approval of the proposal to ratify the appointment of the independent registered public accounting firm.	☐	☐	☐

Note: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature	Date	Signature (Joint Owner)	Date